Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

SONENDO, INC.,

as Purchaser

BIOLASE, INC.,

as Biolase

BL ACQUISITION CORP.,

BL ACQUISITION II, INC.,

AND

MODEL DENTAL OFFICE, LLC,

collectively, as the Sellers

Dated as of September 30, 2024

TABLE OF CONTENTS

Page

Article I DEFINITIONS		1
1.1	Certain Definitions	2
1.2	Terms Defined Elsewhere in this Agreement	15
Article II PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES		17
2.1	Purchase and Sale of Assets	17
2.2	Excluded Assets	19
2.3	Additional Excluded Assets	20
2.4	Assumption of Liabilities	20
2.5	Excluded Liabilities	21
2.6	Excluded Contracts	23
2.7	Cure Amounts	23
2.8	Bulk Sales Law	23
2.9	Withholding	23
Article III CONSIDERATION		24
3.1	Consideration	24
3.2	Good Faith Deposit	24
3.3	Purchase Price Adjustment	25
3.4	Allocation of Purchase Price Among the Sellers	27
Article IV CLOSING AND TERMINATION		27
4.1	Closing Date	27
4.2	Deliveries by the Sellers	28
4.3	Deliveries by Purchaser	28
4.4	Termination of Agreement.	29
4.5	Procedure Upon Termination	31
4.6	Effect of Termination	31
Article V REPRESENTATIONS AND WARRANTIES OF SELLERS		32
5.1	Organization, Good Standing and Authority	32
5.2	No Conflict; Required Filings and Consents	33
5.3	Financial Statements	34
5.4	No Undisclosed Liabilities	35
5.5	Accounts Receivable and Payable	35
5.6	Title to Purchased Assets	35
5.7	Absence of Certain Changes	36
5.8	Compliance With Laws; Permits	37
5.9	Litigation	39
5.10	Product Liability, Withdrawals.	39
5.11	Insurance	40
5.12	Product Inventory	40
5.13	Real Property; Personal Property	40
5.14	Environmental Matters	41
5.15	Tax Matters	42
5.16	Material Contracts	43

i

5.17	Labor Matters	47
5.18	Employee Benefits	49
5.19	Intellectual Property	49
5.20	Data Privacy	52
5.21	Brokers and Finders	53
5.22	Related Party Transactions	53
5.23	Certain Payments; Sanctions and Export Controls	53
5.24	Banks; Powers of Attorney	54
5.25	Business Relationships; Suppliers and Customers	54
5.26	No Other Representations and Warranties	54
Article VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		55
6.1	Organization, Good Standing and Other Matters	55
6.2	Authority	55
6.3	No Conflict; Required Filings and Consents	56
6.4	Litigation	56
6.5	Financing	56
6.6	No Other Representations and Warranties	56
Article VII BANKRUPTCY COURT MATTERS		57
7.1	Stalking Horse Bidder	57
7.2	Approval of Break-Up Fee; Expense Reimbursement	57
7.3	Bidding Procedures	58
7.4	The Sale Order	58
7.5	Bankruptcy Court Filings	59
7.6	Notice to Holder of Liens, Claims, and Interests	60
7.7	Purchased Contracts	60
7.8	Bankruptcy Court Approval	62
Article VIII COVENANTS		62
8.1	Access to Information	62
8.2	Conduct of the Business Pending the Closing	63
8.3	Notices, Consents and Permits	65
8.4	Further Assurances	66
8.5	Non-Competition; Non-Solicitation; Confidentiality	66
8.6	Preservation of Records	67
8.7	Publicity	68
8.8	Assignment of Contracts and Rights	68
8.9	Corporate Name Change	69
8.10	Use of Name	69
8.11	Transfer of Intellectual Property	69
8.12	Cooperation with Financing.	70
8.13	Receipt of Misdirected Assets; Liabilities.	71
8.14	Collection of Accounts Receivable.	72
8.15	Insurance Policies	72
8.16	Audits and Findings.	73

Article IX EMPLOYEES AND EMPLOYEE BENEFITS		74
9.1	Employment	74
9.2	Standard Procedure	74
9.3	Employee Benefits	75
9.4	Sole Beneficiaries.	75
Article X CONDITIONS TO CLOSING		75
10.1	Conditions Precedent to Obligations of Purchaser	75
10.2	Conditions Precedent to Obligations of Seller	76
10.3	Conditions Precedent to Obligations of Purchaser and Sellers	77
10.4	Frustration of Closing Conditions	77
Article XI TAXES		77
11.1	Transfer Taxes	77
11.2	Prorations	78
11.3	Purchase Price Allocation	78
11.4	Cooperation on Tax Matters	78
Article XII MISCELLANEOUS		79
12.1	Expenses	79
12.2	Survival	79
12.3	Specific Performance	79
12.4	Purchaser’s Designee	80
12.5	Governing Law; Submission to Jurisdiction; Consent to Service of Process	80
12.6	Waiver of Right to Trial by Jury	80
12.7	Entire Agreement; Amendments and Waivers	81
12.8	Notices	81
12.9	Releases	82
12.10	Severability	84
12.11	Binding Effect; Assignment	84
12.12	Third Party Beneficiaries; Non-Recourse	84
12.13	Headings; Construction; Disclosure Schedules	85
12.14	Risk of Loss	86
12.15	Liquidating Trustee	87
12.16	Counterparts	87
12.17	Debt Financing Sources	87

Exhibits

A Form of Bidding Procedures Order

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of September 30, 2024 (the “Agreement”), is entered into by and among Sonendo, Inc., a Delaware corporation (“Purchaser”), Biolase, Inc., a Delaware corporation (“Biolase”), BL Acquisition Corp., a Delaware corporation (“BL Acquisition”), BL Acquisition II, Inc., a Delaware corporation (“BL Acquisition II”), and Model Dental Office, LLC, a Delaware limited liability company (“MDO” and together with Biolase, BL Acquisition and BL Acquisition II, each a “Seller” and collectively, the “Sellers”). Purchaser and Sellers collectively are referred to herein as the “Parties” and each, a “Party”.

W I T N E S S E T H:

WHEREAS, each Seller shall, promptly following the execution of this Agreement and, for the avoidance of doubt, no later than October 1, 2024, file a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) (the date such petitions are filed, the “Petition Date”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (once filed, such cases the “Bankruptcy Cases”);

WHEREAS, no later than one (1) Business Day following the date of this Agreement, the Sellers will seek entry by the Bankruptcy Court of an Order approving the designation of Purchaser and this Agreement as the stalking horse on shortened notice in the form of the Bidding Procedures Order (as defined below), and the Bankruptcy Court will approve such Bidding Procedures Order no later than the date that is twenty (20) calendar days following the filing of such Bidding Procedures Order;

WHEREAS, the Sellers presently conduct the Business and collectively own all of the Purchased Assets;

WHEREAS, (i) the Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from the Sellers, pursuant to Sections 363 and 365 of the Bankruptcy Code, all of the Purchased Assets and Assumed Liabilities, (ii) the Sellers desire to retain all of the Excluded Assets and Excluded Liabilities, all as more specifically provided herein;

WHEREAS, concurrently with the execution of this Agreement, Purchaser shall deposit (or cause to be deposited) an aggregate amount equal to the Good Faith Deposit (as defined below) into the Good Faith Deposit Escrow Account (as defined below); and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the Parties, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounting Firm” means a nationally recognized independent public accounting firm as agreed by Purchaser and Biolase in writing.

“Accounting Methodology” means GAAP applied using the accounting principles, methods, practices, reserves and accruals utilized in the Interim Financial Statements.

“Accounts Receivable” means, to the extent related to the Business, any and all (i) accounts, notes, trade and other receivables owed to any of the Sellers (whether current or non-current), together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon and payable to any of the Sellers including all Actions pertaining to the collection of amounts that are payable, or that may become payable, to the Sellers with respect to Products sold or services performed on or prior to the Closing Date, (ii) any amounts due from landlords to the extent related to the Assumed Leases (including in respect of prior overcharges and insurance recoveries), (iii) rebate receivables from suppliers, (iv) insurance claims receivables to the extent related to Purchased Assets, and (v) other amounts due to the Sellers which they have historically classified as accounts receivable in the Balance Sheets or Financial Statements.

“Action” means any claim, action, suit, charge, complaint, grievance, arbitration, inquiry, mediation, audit, investigation, litigation or other proceeding (whether civil, criminal or administrative) that has been commenced, brought, conducted or heard by or before any Governmental Body, court, arbitrator or other tribunal.

“Adjustment Escrow Account” means the account designated by the Escrow Agent as the “Adjustment Escrow Sub-Account” into which the Adjustment Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Adjustment Escrow Agreement.

“Adjustment Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date, by and among Biolase, Purchaser and the Escrow Agent governing the administration of the Adjustment Escrow Amount, in form and substance reasonably acceptable to the parties thereto.

“Adjustment Escrow Amount” means Five Hundred Thousand Dollars ($500,000.00).

“Affiliate” of any Person means any Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Alternative Transaction” means any transaction or series of transactions, whether a going concern sale, liquidation or otherwise, that involves a sale of any portion of the Business (except as sold or disposed of in the Ordinary Course of Business), the Equity Interests of the Sellers, or the Purchased Assets by the Sellers to a purchaser or purchasers other than Purchaser.

“Ancillary Documents” means each agreement, document, instrument, writing and/or certificate contemplated by this Agreement or executed in connection with the Transactions, including the Adjustment Escrow Agreement, the Bill of Sale, the IP Assignment Agreements and the Good Faith Deposit Escrow Agreement.

“Anti-Corruption and Anti-Money Laundering Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) all other applicable Laws, regulations, or Orders relating to anti-bribery or anti-corruption (governmental or commercial), and (c) all applicable money laundering-related laws of the United States and similar laws and regulations of the jurisdictions where the Business is conducted.

“Avoidance Actions” means those actual and/or potential claims and causes of action under sections 502(d), 544, 545, 547, 548, and 550 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code.

“Bidding Procedures Motion” means the motion to be filed with the Bankruptcy Court seeking approval of the Break-Up Fee and other customary bid protections and the establishment of bidding procedures as contemplated pursuant to Article VII hereof, in form and substance acceptable to Purchaser.

“Bidding Procedures Order” means the Order, in form and substance acceptable to Purchaser, entered by the Bankruptcy Court approving the Bidding Procedures Motion, granting Purchaser administrative expense status for any claims arising under the bid protections, and granting related relief, and more fully described in Section 7.3 hereof, in the form of Exhibit A attached hereto.

“Break-Up Fee” means a fee payable as set forth in this Agreement in an amount equal to Four Hundred Twenty Thousand Dollars ($420,000.00) plus the Expense Reimbursement, which upon entry of the Bidding Procedures Order, will constitute an administrative expense of the Sellers, on a joint and several basis, in the Bankruptcy Case under section 503(b)(1)(A) of the Bankruptcy Code.

“Business” means the entirety of the business of each Seller as is currently being conducted, has been conducted during the twelve (12)-month period immediately preceding the date hereof, or is actively in the process of considering, as of the Closing Date, other than as specifically and solely relates to the Excluded Business.

“Business Day” means any day of the year on which national banking institutions in New York, New York or Los Angeles, California are open to the public for conducting business and are not required or authorized by Law to close.

“Calculation Time” means 12:01 a.m. (prevailing Pacific Time) on the Closing Date.

“Closing Working Capital” means the Working Capital, determined in accordance with the Accounting Methodology, as of the Calculation Time.

“Closing Working Capital Excess” means the amount by which the Closing Working Capital exceeds the Estimated Working Capital; provided, however, that the Closing Working Capital Excess shall only be payable in the event that (a) there was an Estimated Working Capital Shortfall and (b) the Closing Working Capital (as finally determined pursuant to Section 3.3) is greater than the Estimated Working Capital, in which case, for all purposes hereunder, the amount of such excess shall be equal to the amount by which the Closing Working Capital exceeds the Estimated Working Capital (up to the amount of the Estimated Working Capital Shortfall that was deducted from the Purchase Price).

“Closing Working Capital Shortfall” means the amount by which the Estimated Working Capital exceeds the Closing Working Capital; provided, however, that the Closing Working Capital Shortfall shall only be payable in the event that the Closing Working Capital (as finally determined pursuant to Section 3.3) is less than the Working Capital Target; provided, further, in the event that (a) the Estimated Working Capital was greater than the Working Capital Target and (b) the Closing Working Capital is less than the Working Capital Target, then the Closing Working Capital Shortfall shall be an amount equal to the amount by which the Working Capital Target is greater than the Closing Working Capital. Notwithstanding anything herein to the contrary, the aggregate amount that the Sellers shall be required to pay in respect of the Closing Working Capital Shortfall and the Estimated Working Capital Shortfall shall in no event exceed $1,500,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all confidential, proprietary or non-public information that relates to the Business (other than information related to the Excluded Assets), the Purchased Assets or the Assumed Liabilities, including methods of operation, customers, customer lists, product lists, prices, fees, costs, technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, sourcing agents, competitors, markets or other specialized information or proprietary matter, but does not include any information that (a) is generally available to the public on the Closing Date, (b) at the time of disclosure thereof is generally available to the public (other than as a result of a breach of Section 8.5(c)), (c) is already in the possession of or becomes available to the receiving party through sources not known by such person to be bound by a confidentiality agreement and through no breach of the Sellers of Section 8.5(c), or (d) Purchaser agrees in writing may be disclosed.

“Contract” means any written or oral commitment, agreement, note, letter of credit, mortgage, indenture, lease (whether for real or personal property), license, arrangement, contract, subcontract, undertaking, understanding or obligation of any kind or character.

“Customer Data” means all data and information (including Personal Information) that are in the possession or under the control of the Sellers to the extent relating to the customers of the Business, including customer sales, marketing, advertising, lists and customer information, anonymized or deidentified data, and any data or data sets derived from any such customer data and information.

“Debt Financing” means the credit facilities, issuance of debt securities or other debt financing that may be obtained or consummated by Purchaser for the purposes of financing all or any portion of the transactions contemplated hereby.

“Debt Financing Source” means, solely to the extent related to the Debt Financing, the Lenders or any other lenders or similar debt financing sources, in their capacity as such, and their respective Affiliates, and such Lenders’ or other debt financing sources’ (and their respective Affiliates’) equityholders, partners, employees, controlling persons, advisors or the permitted successor or assign of any of the foregoing.

“Delaware Litigation” means the following ongoing Action involving the Parties and certain of their Affiliates, which is pending in the District Court for the District of Delaware: PIPStek, LLC v. Biolase, Inc.; C.A. No. 1:23-cv-00011-JPM.

“Delaware Litigation Settlement Order” means the order of the Bankruptcy Court, in form and substance acceptable to Purchaser, dismissing the Delaware Litigation.

“Delaware Litigation Settlement Value” means the value of the claims of Purchaser and/or its Affiliates and the Sellers related to the Delaware Litigation.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer files and lists, vendor files, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), data, software (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data), supplier lists, records, literature, correspondence (including e-mail communications), drawings, engineering and manufacturing data and other technical information and data, marketing documentation (sales brochures, flyers, pamphlets, advertising, promotional material, web pages, etc.), and other similar materials, in each case, that are related to, used in, held for use in or intended to be used in, or that arise out of, the Business or the Purchased Assets, in each case, whether or not in electronic form.

“Environmental Costs and Liabilities” means with respect to any Person, all Liabilities, remedial actions, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines and penalties incurred as a result of any Action, claim or demand by any other Person or in response to any violation of Environmental Law, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, environmental Permit, Order or agreement with any Governmental Body or other Person, which relates to any environmental, human health (to the extent related to exposure to Hazardous Substances) or workplace safety condition, violation or non-compliance of Environmental Law or a release or threatened release of Hazardous Substances.

“Environmental Law” means any Law or Order relating to protection of the environment, natural resources, human health (to the extent related to exposure to Hazardous Substances) or workplace safety, exposure to Hazardous Substances, to pollution (or the cleanup thereof) or to the use, management, manufacture, treatment, storage, processing, production, disposal, release, threatened release or transportation of Hazardous Substances.

“Equity Interest” shall mean (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests, phantom interests, and beneficial interests; and (c) any warrants, stock appreciation rights, options, units, or any other equity or equity-based compensation, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, trade or business (whether or not incorporated) that together with such Person, would be treated as a “single employer” or under common control with such Person under Section 414 of the Code or Section 4001(b) of ERISA.

“Escrow Agent” means Epiq Corporate Restructuring, LLC.

“Estimated Working Capital” means the Sellers’ good faith estimate of the Closing Working Capital, as set forth on the Pre-Closing Statement.

“Estimated Working Capital Shortfall” means the amount by which the Working Capital Target exceeds the Estimated Working Capital; provided, however, that in no event shall this amount (expressed as a positive number) exceed $1,500,000.

“Excluded Business” means the Sellers’ business-to-consumer line of business related to the cosmetic and pain therapy devices, including the manufacturing, design and development thereof, in each case, as set forth on Schedule 1.1(b); provided, however, that notwithstanding anything herein to the contrary, the Excluded Business shall in no event relate to anything that has a dental application.

“Expense Reimbursement” means the reasonable and documented out-of-pocket costs, expenses and fees incurred by Purchaser, including the reasonable, documented expenses of outside counsel, investment bankers, accountants, and any other outside advisors (which shall be based on summary invoices), incurred in connection with or related to negotiating and documenting this Agreement and the Ancillary Documents and in connection with the Transactions, up to a maximum amount of $750,000, to be paid by the Sellers to Purchaser in accordance with the provisions of Section 7.2 hereof, subject to Bankruptcy Court approval.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetics Act, as amended, and all related rules, regulations and guidelines promulgated thereunder by the FDA.

“Federal Health Care Program” means any plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded directly, in whole or in part, by the United States government and any state health care program, as defined in 42 U.S.C. § 1320a-7(h).

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, which (a) has not been reversed, stayed, modified, or amended, including any order subject to appeal but for which no stay of such order has been entered, and as to which the time to appeal, seek certiorari, or move for a new trial, reargument, reconsideration or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for a new trial, reargument, reconsideration or rehearing has been timely taken, or (b) as to which any appeal that has been taken or any petition for certiorari or motion for reargument, reconsideration or rehearing that has been or may be filed has been withdrawn with prejudice, resolved by the highest court to which the order or judgment was appealed or from which certiorari could be sought, or any request for new trial, reargument, reconsideration or rehearing has been denied, resulted in no stay pending appeal or modification of such order, or has otherwise been dismissed with prejudice; provided, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion under rules 59 or 60 of the Federal Rules of Civil Procedure or any analogous Federal Rule of Bankruptcy Procedure (or any analogous rules applicable in another court of competent jurisdiction) or sections 502(j) or 1144 of the Bankruptcy Code has been or may be filed with respect to such order or judgment.

“Final Working Capital” means the Closing Working Capital as finally agreed or determined in accordance with Section 3.3(c).

“Fraud” means, with respect to any Party, an actual and intentional fraud with respect to the making of the representations and warranties contained in this Agreement; provided, that such actual and intentional fraud of such Party shall only be deemed to exist if (a) such Party had actual knowledge that the representations and warranties made by such Party were inaccurate, (b) that such representations and warranties were made with the express intent to induce another Party to rely thereon and take action or refrain from taking action to such other Party’s detriment, (c) such other Party acted in reliance on such inaccuracy and (d) such other Party suffered a loss as a result of such inaccuracy; provided, however, that for the avoidance of doubt, “Fraud” shall not include any type of constructive, negligent, promissory, unfair dealing, unjust enrichment, reckless or equitable fraud or other claim based on constructive knowledge, negligence or recklessness.

“Fundamental Representations” means those representations and warranties set forth in Sections 5.1 (Organization, Good Standing and Authority), 5.2(a)(ii) (No Conflict), 5.6(a) (Title to Purchased Assets), and 5.21 (Brokers and Finders).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Good Faith Deposit” means an amount equal to One Million Four Hundred Thousand Dollars ($1,400,000.00).

“Good Faith Deposit Escrow Account” means the account designated by the Escrow Agent as the “Good Faith Deposit Escrow Sub-Account” into which the Good Faith Deposit is deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Good Faith Deposit Escrow Agreement.

“Good Faith Deposit Escrow Agreement” means that certain escrow agreement, dated as of the date hereof, by and among Biolase, Purchaser and the Escrow Agent, governing the administration of the Good Faith Deposit.

“Government Contract” means any Contract, subcontract, purchase order, task order, multi-award schedule or similar government procurement authorization, or basic ordering agreement to which a Seller is a Party and relates to the Business, the Purchased Assets or the Assumed Liabilities, in which the counterparty or ultimate funding source is a Governmental Body.

“Governmental Body” means any domestic or foreign national, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, or any entity, quasi-governmental, private body exercising any executive, legislative, judicial, regulatory or administration functions of, pertaining to government or Taxing Authority thereunder (including the IRS and the Bankruptcy Court).

“Hazardous Substances” means any toxic, hazardous or dangerous chemical, waste or substance, any pollutant or contaminant regulated under Laws, and any other substance which is regulated, classified, or otherwise characterized under applicable Environmental Laws, including radiation, noise, biological agents, per- and polyfluoroalkyl substances, hydrocarbons, medical waste, petroleum or any fraction or product thereof, toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise), polychlorinated biphenyls, asbestos or asbestos containing materials and any “contaminant,” “pollutant”, “hazardous waste,” “hazardous material”, “hazardous substance”, “extremely hazardous substance” or “toxic substance” or words of similar import under any applicable Environmental Law.

“Health Care Laws” means, to the extent applicable, all: (a) Laws administered by the FDA, including the FDCA, and any other federal, state and foreign Laws governing the manufacture, distribution, marketing, and sale of medical devices; (b) federal fraud and abuse Laws, including the federal physician self-referral law, 42 U.S.C. § 1395nn, the federal anti-kickback statute, 42 U.S.C. § 1320a-7b, the federal civil monetary penalty statute, 42 U.S.C. § 1320a-7a, federal laws and regulations governing exclusion including 42 U.S.C. § 1320a-7, the False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes, as well as similar state laws and regulations; (c) federal and state Laws regarding the submission of false claims, false billing and false coding, fee splitting, and health care professional self-referrals; (d) the Health Insurance Portability and Accountability Act of 1996 and all Laws promulgated pursuant thereto or in connection therewith, the Health Information Technology for Economic and Clinical Health Act, found in the American Recovery and Reinvestment Act of 2009 at Division A, Title XIII and Division B, Title IV; and (e) any Law succeeding thereto and all amendments and supplements to such Laws.

“Inbound IP Licenses” means any license, sublicense, consent to use agreement, settlement, coexistence agreement, covenant not to sue, waiver, release, or other express grants of or right to use and each related item of Intellectual Property that any third party owns and that a Seller uses in connection with the Business pursuant to a license, sublicense, agreement or permission, in each case, other than licenses of commercially available off-the-shelf software licensed pursuant to shrink-wrap or click-wrap licenses.

“Intellectual Property” means any and all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including all: (a) patents and patent applications, together with all reissuances, continuations, divisionals, continuations-in-part, revisions, substitutions, provisionals, renewals, extensions, and re-examinations thereof, and all rights to claim priority from any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, service names, brand names, trade dress, trade names, logos, corporate names, and other indicators of the commercial source or origin or origin of a product or service and general intangibles of a like nature, in each case, whether or not registered, and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (c) copyrights and copyrightable works, and all database and design rights, whether or not registered or published, including all data collections, “moral” rights, mask works, all registrations and applications to register, and renewals, extensions and reversions of, any of the foregoing, and corresponding rights in works of authorship, including any content embedded in social media accounts (collectively, “Copyrights”); (d) all trade secret rights and corresponding rights in confidential information and other non-public or proprietary information (whether or not patentable or copyrightable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (collectively, “Trade Secrets”); (e) website and internet domain names, electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, and all and social media accounts and username and password credentials associated with the foregoing (collectively, “Domain Names”); (f) intellectual property rights arising from Software and other technology; (g) rights of privacy and publicity; and (h) any and all similar, corresponding or equivalent intellectual property or proprietary rights arising under the Laws of any jurisdiction throughout the world or pursuant to any international convention.

“IRS” means the Internal Revenue Service.

“IT Systems” means all information technology, computer systems and communications systems, computers, hardware, Software, applications, databases, websites, firmware, systems, information technology equipment, and other equipment owned, operated, leased or licensed by the Sellers used to process, store, maintain, or operate data, information or functions used in connection with, or in the operation of, the Business.

“Knowledge of Seller” means the actual knowledge of John Beaver, Jennifer Bright and Steven Sandor, in each case, after (a) reasonable investigation of the Sellers’ written and electronic records readily available to such individual, and (b) reasonable inquiry of such persons’ direct reports who would reasonably be expected to have knowledge of the event, condition, circumstance, act or other matter in question.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, rule, writ, injunction, directive, judgment, ordinance, principle of common law, regulation, statute or treaty (including the Bankruptcy Code) or other legally-binding requirement, in each case, having the force and effect of law, or any similar form of decision or approval of, or determination by, or binding interpretation or administration of, any of the foregoing issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under any Governmental Body.

“Liability” means any liability, debt, obligation, indebtedness, Tax, penalty, fine, damage, claim, assessment, amount to be paid in settlement, judgment or other loss, cost or expense (including reasonable attorneys’ fees and reasonable costs of investigation and defense) of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

“Licensed Intellectual Property” means all licensed Intellectual Property that is used, practiced or held for use or practice by the Sellers for the Business, except for any Owned Intellectual Property.

“Lien” means all liens, pledges, hypothecations, security interests, deeds of trust, mortgages and other possessory interests, conditional sale or other title retention agreements, lease or sublease in the nature thereof, the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, assessments, easements, rights-of-way, restrictions, rights of offer, rights of first refusal, servitude, preference, priority, matter of record, encroachments, licenses, privileges, charges of any kind (including any agreement to grant any of the foregoing), and other burdens, encumbrances, or interests of any kind to the maximum extent permitted pursuant to sections 363(f) and 1141(c) of the Bankruptcy Code.

“Liens, Claims, and Interests” shall have the meaning set forth in the Sale Order.

“Marketing Material” means customary bank books (including a customary “public” and “private side” version), information or offering memoranda, rating agency presentations and other information packages regarding the Business, operations and financial condition and prospects of the Purchased Assets and Assumed Liabilities, including pro forma financial statements and all information relating to the transactions contemplated hereunder.

“Material Adverse Effect” means any effect, event, change, fact, occurrence, circumstance or development, individually or in the aggregate, that (a) has had a materially adverse effect on the condition (financial or otherwise) of the Business beyond the facts and circumstances leading to the filing of the Bankruptcy Cases or (b) prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of the Sellers to perform their obligations under this Agreement or the Ancillary Documents or to consummate the Transactions; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions affecting the industries or markets in which the Sellers or the Business operate; (b) any changes in financial, banking, or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates, currency exchange rates or commodities prices; (c) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (d) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (e) any natural or man-made disaster or acts of God, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof; (f) any failure of any Seller to meet any internal or external projections, forecasts or revenue predictions; provided that the facts and circumstances underlying any such failure may be considered in determining whether there has occurred a Material Adverse Effect; (g) the execution, delivery, announcement or pendency of this Agreement or the Transactions; (h) compliance with the terms of or the taking of any action required by this Agreement; (i) the effect of any breach, violation or non-performance of any provision of this Agreement by Purchaser; or (j) any action taken or statement made by Purchaser or its Affiliates or their respective representatives; except that such events, occurrences, facts, conditions or changes set forth in foregoing clauses (a), (b), (c), (d), and (e) shall be taken into account in determining whether any Material Adverse Effect has occurred to the extent that any such events, occurrences, facts, conditions or changes has had, or would be reasonably expected to have, a materially disproportionate impact on the Sellers or the Business (excluding the Excluded Assets and the Excluded Liabilities) as a whole compared to other participants engaged in the industry in which the Sellers or the Business operate.

“Order” means any award, decision, injunction, judgment, writ, ruling or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the usual and ordinary course of normal day-to-day operations of the Business, consistent (with respect to quantity and frequency) with the Business’s past custom and practice through the date of this Agreement.

“Outbound IP License” means any license, sublicense, consent to use agreement, settlement, coexistence agreement, covenant not to sue, waiver, release, or other express grants or right to use which a Seller has granted to any third party with respect to any Intellectual Property used in the operation of the Business.

“Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Sellers and used or held for use in the Business, including all Registered Intellectual Property, except any Intellectual Property used or held for use in the Excluded Business.

“Permits” means all permits, licenses, authorizations, certificates, franchises, consents and other approvals from any Governmental Body.

“Permitted Liens” means (a) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable, or Liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements, (b) landlord’s, mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course of Business for obligations that are not overdue or are being contested in good faith by appropriate proceedings, (c) as to interests in real property (including without limitation the Assumed Leases), personal property or Intellectual Property, any matters of record or defects or encumbrances to title, easements, rights of way, zoning, planning, building and other similar limitations, restrictions and rights of any Governmental Body to regulate property, that do not, individually or in the aggregate, materially interfere with the conduct of the Business as currently conducted, (d) liens incurred in the Ordinary Course of Business in connection with worker’s compensation and unemployment insurance or similar Laws, (d) any Lien to be released on or prior to the Closing by the Sellers, (e) any Lien relating to Assumed

Liabilities (and, for the avoidance of doubt, excluding any Lien relating to Excluded Liabilities) arising pursuant to, or as a result of, Purchaser’s consummation of the Transactions and (f) any purchase money lien or lien securing any rental payments under any financing or capital lease arrangements.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Body.

“Personal Information” means all information in the possession or control of the Sellers and used or held for use in the Business in any form or media that identifies, could be used to identify or is otherwise related to an individual person or household (including any current, prospective, or former customer, end user or employee), in addition to any definition for “personal information” or any similar term provided by applicable Law or by any Seller in any of its privacy policies, notices or contracts (e.g., “personal data,” “personally identifiable information,” “consumer health data,” “protected health information,” “PHI” or “PII”).

“Privacy Laws” means any and all applicable Laws, legal requirements, self-regulatory guidelines and binding industry standards governing the Processing of any Personal Information, and all applicable Laws relating to breach notification, the use of biometric identifiers or the use of Personal Information for marketing purposes.

“Privacy Requirements” means all applicable Privacy Laws and all of the Sellers’ policies, notices, and contractual obligations relating to the Processing of Personal Information.

“Processing” means any operation or set of operations performed on any data, whether or not by automated means, including but not limited to receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer (including cross-border transfer).

“Product Inventory” means all inventory of the Business, including (a) all Products, spare parts, chemicals, packaging materials or other supplies, that are, in each case, related to the Business and owned, controlled by or used (or held for use) by or on behalf of any of the Sellers, regardless of whether or not they are reflected on the Balance Sheets, whether in transit to or from any of the Sellers, and whether in any of the Leased Real Property, warehouse or distribution facility, held by third parties or otherwise and (b) all inventory in all open purchase orders with suppliers, distributors, or sourcing agents for Products, but excluding any products or other inventory shipped to third parties prior to the Closing Date in the Ordinary Course of Business and for which title has passed to such third party.

“Products” means any and all products of the Business developed, manufactured, marketed or sold by or on behalf of the Sellers, whether work in progress or in final form and including, for the avoidance of doubt, dental laser systems, all tissue lasers, soft tissue lasers and other medical devices, but excluding the Sellers’ ‘business-to-consumer’ line of devices related to cosmetic and pain therapy.

“Purchased Intellectual Property” means all Owned Intellectual Property and all Licensed Intellectual Property, together with all (a) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to any Seller with respect to such Intellectual Property, (b) claims and causes of action with respect to such Intellectual Property, including all past, present and future rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for infringement, misappropriation, or other violation thereof; and (c) all tangible embodiments of such Intellectual Property, including Software, works of authorship, data, documentation, websites, website content and technology.

“Reference Date” means January 1, 2023.

“Related Person” means, with respect to any Person, all past and present directors, officers, members, managers, equityholders, employees, controlling persons, agents, professionals, attorneys, accountants, investment bankers or other Representatives of any such Person.

“Representatives” means, with respect to any Person, any director, officer, agent, employee, general partner, member, stockholder, legal counsel, accountant, advisor or representative of such Person.

“Required Information” means all information with respect to the financial condition of the Purchased Assets and Assumed Liabilities as may be reasonably requested by Purchaser in connection with the preparation of financial statements as are required to be delivered to satisfy a condition precedent under the Debt Financing.

“Restructuring Transaction” means (a) a recapitalization transaction involving, in whole or in part, the Sellers and their existing security holders or creditors, (b) any merger, consolidation, share exchange, business combination or other similar transaction with the Sellers, (c) any tender offer or exchange offer for 10% or more of the outstanding Equity Interests of any of the Sellers or any class of the Sellers’ debt securities or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith, or (d) the acquisition of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any “group” (as defined under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) which beneficially owns or has the right to acquire beneficial ownership of 10% or more of the then outstanding Equity Interests of the Sellers or any class of the Sellers’ debt securities or (e) the sale of all or substantially all of the assets of the Business or any of the Purchased Assets.

“Sale Motion” means the motion, in form and substance acceptable to Purchaser, to be filed with the Bankruptcy Court by the Sellers seeking (a) approval of the terms and provisions of this Agreement, (b) authorization for (i) the sale of the Purchased Assets pursuant to Section 363 of the Bankruptcy Code and (ii) the assumption and assignment of the Purchased Assets that are executory contracts pursuant to Section 365 of the Bankruptcy Code and (c) any other provisions acceptable to Purchaser.

“Sale Order” means the order of the Bankruptcy Court, in form and substance acceptable to Purchaser, granting the relief requested in the Sale Motion and authorizing the sale of the Purchased Assets pursuant to Section 363 of the Bankruptcy Code and the assumption and assignment of the Purchased Assets that are executory contracts pursuant to Section 365 of the Bankruptcy Code, free and clear of all Liens and Liens, Claims, and Interests, and as more fully described in Section 7.5, substantially in the form to be agreed on by the Purchaser and the Seller in advance of the hearing on the Sale Motion.

“Seller Expenses” means, without duplication, and to the extent unpaid as of immediately prior to the Closing, the aggregate amount of Liabilities incurred or subject to reimbursement by the Sellers in connection with the negotiation and consummation of the Transactions, including (a) the fees and expenses of any brokers, finders, consultants, agents, attorneys, data room providers and other advisors or service providers, (b) any fees and expenses incurred by any of the Sellers in connection with the Bankruptcy Cases and the related restructuring, (c) the amount of deferred compensation and accrued or deferred bonuses and benefits (including paid sick/leave/vacation) owed to any current or former employees or service providers of the Sellers stay bonuses, sales bonuses, transaction bonuses, change of control payments, severance payments, retention payments or other payments owed or payable by the Sellers that are accelerated or payable (in whole or in part, whether by single-trigger, double-trigger or multiple-trigger conditions) as a result of the execution of this Agreement or the consummation of the Transactions, and the amount of the employer’s portion of any employment, payroll, unemployment, or social security Taxes with respect to the amounts set forth in this clause (c) of this definition and any other compensatory amounts payable hereunder (“Compensatory Amounts”), and (d) all costs and expenses with respect to or otherwise arising in connection with the Good Faith Deposit Escrow Agreement and the Adjustment Escrow Agreement, including the Escrow Agent’s costs thereunder.

“Seller Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and each employment, individual consulting, equity, equity-based or cash incentive, severance, separation, termination, change-in-control, retention, transaction, “stay,” deferred compensation, retirement, health, welfare and fringe benefit, paid time off or similar plan, program, policy or agreement, sponsored, maintained, contributed to, or required to be sponsored, maintained or contributed to, by the Sellers, or as to which the Sellers have any Liability on behalf of any current or former employees of the Business.

“Sellers Closing Certificate” means that certain closing certificate of the Sellers, dated as of the Closing Date, in form and substance reasonably acceptable to Purchaser.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) data, databases and compilations, in any form, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (e) all and all documentation related thereto.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat, unclaimed property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any Liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract (including any Tax allocation, sharing or similar Agreement), assumption, transferee liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including, but not limited to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Seller or any of its Affiliates.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Body responsible for the administration of any Tax.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“U.S.” means the United States of America.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, provincial, state or local Law.

“Wind-Up End Date” shall mean the date after the Closing Date on which the Bankruptcy Cases are dismissed, converted to a case under Chapter 7, or closed pursuant to Section 350 of the Bankruptcy Code.

“Working Capital” means an amount equal to the net Accounts Receivable plus Product Inventory, in each case, determined on a consolidated basis without duplication and calculated as of the Calculation Time in accordance with the Accounting Methodology.

“Working Capital Target” means Eleven Million Six Hundred Thousand Dollars ($11,600,000.00).

“Xerox Provisions” means Section 12.6, Section 12.7, Section 12.11, Section 12.12, and Section 12.17.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
“Adjustment Deficit Amount”	3.3(d)(ii)
“Adjustment Surplus Amount”	3.3(d)(i)
“Agreement”	Preamble
“Asset Acquisition Statement”	11.3
“Assumed Lease”	2.1(d)
“Assumed Leased Real Property”	2.1(d)
“Assumed Liabilities”	2.4
“Assumption Notice”	7.7(a)
“Audited Financial Statements”	5.3(a)
“Balance Sheet Date”	5.3(a)
“Bankruptcy Cases”	Recitals
“Bankruptcy Code”	Recitals
“Bankruptcy Court”	Recitals
“Bill of Sale”	4.2(a)
“BL Acquisition”	Preamble
“BL Acquisition II”	Preamble
“Closing”	4.1
“Closing Date”	4.1
“Closing Payment Allocation Schedule”	3.4
“Competing Bid”	7.1
“Copyrights”	1.1 (in Intellectual Property definition)
“Cure Amounts”	2.7
“Debt Commitment Letter”	6.5(a)
“Designated AR Account”	8.14(b)
“Designee”	12.4
“Employee Liabilities”	2.5(c)
“Equitable Exceptions”	5.1(c)
“Estimated Purchase Price”	3.1
“Excluded Assets”	2.2
“Excluded Contracts”	2.6
“Excluded Employee”	9.1(b)
“Excluded Liabilities”	2.5
“FDCA Permits”	5.8(b)
“Financial Statements”	5.3(a)
“FLSA”	5.17(a)
“Insurance Policies”	5.11
“Interim Financial Statements”	5.3(a)
“Key Customers”	5.25(a)
“Key Vendors”	5.25(b)
“Lease”	5.13(b)
“Leased Real Property”	5.13(b)
“Lenders”	6.5(a)
“Material Contract”	5.16(a)
“MDO”	Preamble
“Notice of Disagreement”	3.3(c)

Term	Section
“Party”	Preamble
“Party Affiliate”	12.12
“Patents”	1.1 (in Intellectual Property definition)
“Personal Property Lease”	5.16(a)(i)
“Post-Closing Statement”	3.3(b)
“Pre-Closing Statement”	3.3(a)
“Purchase Price”	3.1
“Purchased Assets”	2.1
“Purchased Contracts”	2.1(g)
“Purchased Permits”	5.8(b)
“Purchaser”	Preamble
“Purchaser Plans”	9.3(b)
“Purchaser Released Persons”	12.9(a)
“Purchaser Releasing Person”	12.9(b)
“Purchaser’s Auditor”	8.16(b)
“Registered Intellectual Property”	5.19(a)
“Resolution Period”	3.3(c)
“Review Period”	3.3(c)
“Revised Statements”	11.3
“SEC”	8.16(a)
“Seller”	Preamble
“Seller Marks”	8.10
“Seller Released Persons”	12.9(b)
“Sellers Releasing Persons”	12.9(a)
“Termination Date”	4.4(a)(i)
“Trade Secrets”	1.1 (in Intellectual Property definition)
“Transferred Employees”	9.1(a)

Article II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from the Sellers, and the Sellers shall sell, transfer, assign, convey and deliver to Purchaser or the Designee, all of the Sellers’ right, title and interest in, to and under the Purchased Assets, free and clear of any and all Liens and Liens, Claims, and Interests to the extent permissible under Section 363(f) of the Bankruptcy Code, other than Permitted Liens. “Purchased Assets” shall mean all assets, properties, contractual rights, goodwill, going concern value, rights and claims of the Sellers related to, used by or held for use in the Business, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of the Sellers (other than the Excluded Assets), including the Seller’s right, title and interest in, to and under each of the following assets (but excluding any such assets included in Excluded Assets):

(a) all cash deposited into any bank accounts of the Sellers or the Business after the Closing in respect of the Business;

(b) all Accounts Receivable and all payments, deposits (including customer deposits and security deposits for rent, electricity, telephone or otherwise), royalties, credits, and prepaid charges and expenses of the Sellers with respect to the Business from whatever source paid;

(c) all Product Inventory, including the Product Inventory set forth on Schedule 2.1(c);

(d) (i) all of the Leased Real Property listed on Schedule 2.1(d) (the “Assumed Leased Real Property”) and (ii) all rights of the Sellers under each Lease governing such Assumed Leased Real Property set forth on Schedule 2.1(d) (and as may be amended, supplemented, or otherwise modified prior to assumption and assignment with the consent of the Sellers, Purchaser, and the contract counterparty, the “Assumed Leases”), in each case, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(e) all items of tangible personal property used in the Business (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business) and owned or leased by the Sellers, including, for the avoidance of doubt, all machinery, furniture, equipment, supplies, fixtures, furnishings, spare parts, tools, shop equipment, scrap materials, mechanical equipment and vehicles;

(f) the Purchased Intellectual Property;

(g) all Contracts, including bids and quotations, listed on Schedule 2.1(g) that Purchaser elects to assume pursuant to Section 7.7, but excluding Contracts that expire or are terminated prior to the Closing in accordance with their terms (collectively, the “Purchased Contracts”), including all rights of the Sellers or the Business under the Purchased Contracts. Schedule 2.1(g) also sets forth the estimated amounts (as of the date hereof) of all amounts which the Sellers expect will be payable pursuant to Section 365(b) of the Bankruptcy Code on account of the assumption and assignment of any Purchased Contract;

(h) all Documents, including Documents relating to the Owned Intellectual Property, Products and Product Inventory (each to the extent permitted under applicable Law);

(i) all Purchased Permits used or held by the Sellers in the operation of the Business, to the extent assignable;

(j) all rights of the Sellers or the Business under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of the Sellers or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);

(k) all rights of the Sellers or the Business under or pursuant to all warranties, representations, indemnities and guarantees made by suppliers, manufacturers and contractors to the extent relating to products or services provided to the Sellers or the Business or to the extent relating to the Purchased Assets;

(l) all Customer Data;

(m) all express consents obtained by the Sellers with respect to the Business or the Purchased Assets under applicable Privacy Law from any person to (i) send or cause to be sent an electronic message to such person or (ii) alter or cause to be altered the transmission data in an electronic message so that the message is delivered to a destination other than or in addition to that specified by such person;

(n) all rights, claims, or causes of action which the Sellers or the Business may have against any Person with respect to the Purchased Assets or related to the Business or the Assumed Liabilities, in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date, except for any such rights, claims, or causes of action which the Sellers or any of their Affiliates or the Business may have against Purchaser relating to this Agreement, the Sale Order and the Ancillary Documents, or any claims that Sellers or any of their Affiliates have in the Bankruptcy Cases;

(o) all goodwill and other intangible assets associated with or related to the Business or the Purchased Assets, including customer and supplier lists and the goodwill associated with the Owned Intellectual Property;

(p) all IT Systems, to the extent assignable; and

(q) those items set forth on Schedule 2.1(q).

2.2 Excluded Assets. Nothing contained herein shall be deemed to transfer, assign or convey the Excluded Assets to Purchaser or the Designee, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean each of the following assets, properties and rights of the Sellers:

(a) any assets of the Sellers primarily or exclusively related to the Excluded Business; provided, however, no such assets having a dental application shall be deemed to be an Excluded Asset;

(b) any deposits or prepaid charges and expenses paid in connection with or relating to the Excluded Business or the Excluded Liabilities;

(c) any amounts (including the Purchase Price) paid or payable to the Sellers pursuant to this Agreement or any other Ancillary Document;

(d) all cash deposited into any bank accounts of the Sellers prior to the Closing;

(e) the Excluded Contracts and all Contracts, other than the Purchased Contracts, to which any Seller or any of their respective Affiliates is a party;

(f) other than the Assumed Leases, all of the Sellers’ right, title and interest in owned and leased real property;

(g) all rights to any employee retention tax credits arising as a result of the operation of the Business prior to Closing;

(h) any Seller Plan and all assets solely related thereto;

(i) the Sellers’ directors and officers liability insurance policies set forth on Schedule 2.2(i);

(j) all Equity Interests of the Sellers and each of their Subsidiaries, including any options, warrants or other securities exchangeable or convertible into Equity Interests of any Seller or any such Subsidiary, and all related governance documents;

(k) all bank accounts of the Sellers;

(l) all causes of action (including counterclaims) and defenses to the extent solely relating to any Excluded Asset (and not relating to any Purchased Asset);

(m) all nontransferable Permits;

(n) all Insurance Policies and all rights of any nature with respect to such Insurance Policies, including any recoveries thereunder, any rights to assert claims seeking any such recoveries and insurance proceeds in respect thereof (including any third party and casualty proceeds);

(o) all rights to any Tax refunds or credits arising as a result of the operation of the Business;

(p) all Avoidance Actions; and

(q) those items set forth on Schedule 2.2(q).

2.3 Additional Excluded Assets.

(a) Notwithstanding any other provision of this Agreement to the contrary, at any time prior to the Closing, Purchaser will have the right, in its sole and absolute discretion, to provide written notice to the Sellers of Purchaser’s election to designate any right, property, interest or other asset (or portion thereof) as an Excluded Asset (including any such asset that was immediately prior to such designation a Purchased Asset).

(b) To the extent that Purchaser makes a valid designation with respect to any asset pursuant to Section 2.3(a), the applicable Exhibits and Schedules to this Agreement will be deemed to have automatically been updated (without action of any Party or Person) to reflect such designation.

(c) If Purchaser exercises its rights pursuant to Section 2.3(a), to designate an asset as an Excluded Asset, then the Parties acknowledge and agree that there will be no reduction of the Purchase Price as a result of such designation or change in designation, nor will there be any delay to the Closing.

2.4 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser or the Designee shall assume, effective as of the Closing, only the following Liabilities of the Sellers (collectively, the “Assumed Liabilities”):

(a) all Liabilities of the Sellers under the Purchased Contracts to the extent that any such Liabilities: (i) arise from facts, circumstances, events or obligations to be performed after the Closing; (ii) do not arise from a breach, violation or default of such Purchased Contract by the Sellers or the Business on or prior to the Closing; or (iii) are not required to be performed prior to the Closing;

(b) all Cure Amounts in excess of $100,000;

(c) all Liabilities under the Assumed Leases, solely to the extent such Liabilities arise at or after the Closing;

(d) all Liabilities to the extent solely resulting from the conduct of the Business by Purchaser or its Affiliates after the Closing and do not arise or relate to any facts or circumstances arising prior to the Closing; and

(e) those items set forth on Schedule 2.4(e).

2.5 Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Purchaser and the Designee shall not assume, be deemed to have assumed, be obligated to assume or be obliged to pay, perform or otherwise discharge, or in any other way be liable or responsible for, any Liabilities other than the Assumed Liabilities (all Liabilities not assumed by Purchaser pursuant to Section 2.4, collectively, the “Excluded Liabilities”) and Sellers and their Affiliates shall be solely and exclusively liable with respect to all such Liabilities. Without limiting the foregoing, Purchaser shall not be obligated to assume, and does not assume, and hereby disclaims all of the Excluded Liabilities, which, for the avoidance of doubt, include:

(a) all Liabilities incurred prior to the Closing Date or that relate to or arise in connection with the operation of the Business or Sellers prior to the Closing Date;

(b) all Liabilities relating to the Excluded Assets (including the Excluded Contracts) or any other asset that is not a Purchased Asset;

(c) all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by the Sellers or any of their Affiliates, of any individual on or before the Closing Date, (ii) workers’ compensation claims against Sellers related to the Business that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing, (iii) WARN, irrespective of whether such Liabilities arise prior to or after the Closing and insofar as such Liabilities under

WARN relate to employees of any Seller which are not employed by Purchaser on or after the Closing; or (iv) any Seller Plan (collectively, “Employee Liabilities”);

(d) all Liabilities arising out of, under or in connection with Contracts that are not Purchased Contracts and, with respect to Purchased Contracts, Liabilities in respect of a breach by or default of the Sellers or the Business accruing under such Contracts with respect to any period prior to Closing;

(e) all Cure Amounts up to $100,000;

(f) all Liabilities arising out of, under or in connection with any indebtedness of the Sellers or the Business;

(g) all Liabilities for (i) Transfer Taxes that are the responsibility of the Sellers pursuant to Sections 11.1, (ii) Taxes of the Sellers (or any Affiliate or equityholder thereof), (iii) Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including Taxes allocable to the Sellers or the Business pursuant to Sections 11.1 and 11.2, and (iv) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

(h) all Liabilities in respect of any pending or threatened Action, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Action or claim relates to such operation on or prior to the Closing Date, (ii) any Excluded Asset or (iii) any Product Inventory or Product distributed or sold by or on behalf of the Business prior to the Closing Date;

(i) all Liabilities relating to or arising under any hedging or swap agreements of the Sellers or the Business;

(j) any Liability with respect to Seller Expenses;

(k) all Environmental Costs and Liabilities, to the extent arising out of or otherwise related to (A) the ownership or operation by the Sellers of the Leases (or any condition thereon) on or prior to the Closing Date (including (x) the release or continuing release (if existing as of the Closing) of any Hazardous Substance, regardless of by whom or (y) any noncompliance with Environmental Laws), (B) the operation of the Business on or prior to the Closing Date, (C) the Excluded Assets or any other real property formerly owned, operated, leased or otherwise used by the Sellers or (D) from offsite transportation, storage disposal, treatment or recycling of Hazardous Substances generated by and taken offsite by or on behalf of the Sellers prior to and through the Closing Date;

(l) all Liabilities relating to amounts required to be paid by the Sellers hereunder;

(m) all Liabilities to the extent arising out of or otherwise related to any failure of the Business or any Product or any Product Inventory, to comply with any applicable Laws on or prior to the Closing Date regardless of when such non-compliance becomes the subject of an enforcement Action, product recall, or third-party claim;

(n) all Liabilities relating to the balance deferred or unpaid of the purchase price of any property, assets, securities or services (including all Tax-related payments, seller notes, any earnout or similar contingent obligation and purchase price holdbacks (including purchase price settlement), in each case, calculated as the maximum amount payable under or pursuant to such obligation) of the Sellers or the Business;

(o) all Liabilities by which a Seller or any of its Affiliates assures a creditor or other party against loss (including obligations in respect of letters of credit, performance bonds, bankers acceptances, indemnities or similar obligations);

(p) all Liabilities in respect of all obligations under leases of the Sellers or the Business which have been or must be recorded as capital or finance leases in the Financial Statements or in accordance with GAAP;

(q) all Liabilities in respect of payables to, and other Liabilities of or to, any Related Person or Affiliate of the Sellers or the Business, or any immediate family member of such Related Person or Affiliate;

(r) any Liability arising out of the violation of any Law by any Seller;

(s) any Liability arising out of the failure of any Seller to comply with any Contract; and

(t) those items set forth on Schedule 2.5(t).

2.6 Excluded Contracts. Pursuant to Section 7.7, Purchaser shall be entitled, in its sole discretion in accordance with the procedures set forth in the Bidding Procedures Order, to elect not to purchase or assume one or more Purchased Contracts, in which case, notwithstanding anything in this Agreement or any Ancillary Document to the contrary, such Purchased Contract shall be considered an excluded contract (“Excluded Contract”) (and shall constitute an Excluded Asset and not be included in the Purchased Assets) for all purposes of this Agreement and Purchaser shall not have any obligation to satisfy or pay any Cure Amounts or other Liabilities with respect to such Excluded Contract. Each assignable Purchased Contract that Purchaser does not elect to remove from the list of Purchased Contracts, as applicable, pursuant to Section 7.7 shall be a Purchased Contract.

2.7 Cure Amounts. At Closing and pursuant to Section 365 of the Bankruptcy Code, the Sellers shall assume and assign to Purchaser or the Designee the Purchased Contracts, including the Assumed Leases. The cure amounts, as determined by the Bankruptcy Court, if any (the “Cure Amounts”), necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Purchased Contracts and Assumed Leases, shall be paid by (i) Sellers up to $100,000 and (ii) Purchaser for any Cure Amount in excess of $100,000, on or before Closing.

2.8 Bulk Sales Law. Pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any Liens, Claims, and Interests, including any Liens, Claims, and Interests arising out of the bulk transfer laws, and the Parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order.

2.9 Withholding. The Parties (or any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as such Person determines in good faith are required by Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Article III

CONSIDERATION

3.1 Consideration. The aggregate consideration for the Purchased Assets shall be (collectively, the “Estimated Purchase Price”, and the Estimated Purchase Price as finally adjusted in accordance with this Agreement, the “Purchase Price”):

(a) an amount in cash equal to (i) $14,000,000, minus (ii) the Estimated Working Capital Shortfall (if any);

(b) the assumption of the Assumed Liabilities; plus

(c) the Delaware Litigation Settlement Value.

3.2 Good Faith Deposit.

(a) Concurrently with the execution and delivery of this Agreement, Purchaser, Biolase and the Escrow Agent have entered into the Good Faith Deposit Escrow Agreement. Concurrently with execution of this Agreement, Purchaser shall pay, or cause to be paid, to the Escrow Agent the Good Faith Deposit, by wire transfer of immediately available funds, which shall be deposited by the Escrow Agent into the Good Faith Deposit Escrow Account and shall be held, safeguarded and released pursuant to the terms of this Agreement, the Good Faith Deposit Escrow Agreement, and the Bidding Procedures Order. The Good Faith Deposit shall not be subject to any Lien, Action, interests, attachment, trustee process, or any other judicial process of any creditor of any Seller or Purchaser.

(b) The Good Faith Deposit shall be released from the Good Faith Deposit Escrow Account by the Escrow Agent and delivered to either Purchaser or Biolase, in accordance with the provisions of this Agreement, the Good Faith Deposit Escrow Agreement and the Bidding Procedures Order as follows (and Purchaser and Biolase shall deliver joint written instructions to the Escrow Agent, within three (3) Business Days, to effect such distributions as and when required hereunder):

(i) if the Closing occurs, the Good Faith Deposit shall be released from the Good Faith Deposit Escrow Account to Biolase (on behalf of itself and the other Sellers) and applied towards the amount payable by Purchaser pursuant to Section 4.3(a);

(ii) if this Agreement has been terminated by the Sellers pursuant to Section 4.4(d)(i) or Section 4.4(d)(ii) then the Good Faith Deposit shall be released from the Good Faith Deposit Escrow Account to Biolase (on behalf of itself and the other Sellers); and

(iii) if this Agreement has been terminated by any Party, other than as contemplated by Section 3.2(b)(ii), then the Good Faith Deposit shall be released from the Good Faith Deposit Escrow Account to Purchaser.

(c) The Parties agree that (i) the provisions of this Section 3.2 are an integral part of the Transactions and, without these agreements, the Parties would not have entered into this Agreement, (ii) the Good Faith Deposit represents a good faith estimate of damages that Sellers would suffer and shall constitute liquidated damages and not a penalty and shall require the Sellers to prove actual damages, (iii) under no circumstance shall the Good Faith Deposit be payable or retained on more than one occasion, (iv) under no circumstance shall any Seller be permitted or entitled to receive both grant of specific performance and receive any payment of the Good Faith Deposit or other monetary damages, and (v) under no circumstance shall Sellers, their Affiliates and their Related Persons be entitled to aggregate monetary damages, as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or for any representation, warranty, covenant, agreement or obligation made or alleged to have been made in connection with this Agreement, other than the Good Faith Deposit. Purchaser’s Affiliates and its and their Related Persons are intended third party beneficiaries of this Section 3.2.

3.3 Purchase Price Adjustment.

(a) At least five (5) Business Days prior to the Closing Date, Biolase shall deliver to Purchaser a reasonably detailed statement (the “Pre-Closing Statement”) setting forth the Sellers’ good faith estimate of (i) the Estimated Working Capital, as well as the resulting Estimated Working Capital Shortfall (if any); provided, that, for the avoidance of doubt, Purchaser shall in no event be required to pay any additional purchase price if the Estimated Working Capital is greater than the Working Capital Target, and (ii) the resulting Estimated Purchase Price, in each case, calculated in accordance with the Accounting Methodology. Biolase shall consider in good faith any comments or objections to any amounts set forth on the Pre-Closing Statement notified to it by Purchaser prior to the Closing and if, prior to the Closing, Biolase and Purchaser agree to make any modification to the Pre-Closing Statement, then the Pre-Closing Statement as so modified shall be deemed to be the Pre-Closing Statement.

(b) Within ninety (90) days after the Closing Date, Purchaser shall deliver to Biolase a reasonably detailed statement (the “Post-Closing Statement”) setting forth Purchaser’s good faith calculation of (i) the Closing Working Capital, as well as the resulting Closing Working Capital Excess (if any) or Closing Working Capital Shortfall (if any), as the case may be and (ii) the resulting adjustments to the Estimated Purchase Price, in each case, calculated in accordance with the Accounting Methodology.

(c) After receipt of the Post-Closing Statement, Biolase shall have thirty (30) days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, Biolase and its accountants shall have access to the books and records of the Business, the personnel of, and work papers prepared by, Purchaser and/or Purchaser’s accountants to the extent that they relate to the Post-Closing Statement and to such historical financial information (to the extent in the Purchaser’s possession) relating to the Post-Closing Statement, as Biolase may reasonably request for the purpose of reviewing the Post-Closing Statement; provided, that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Business. The Post-Closing Statement shall become final and binding upon the Parties following the expiration of the Review Period unless Biolase delivers written notice of its disagreement with the Post-Closing Statement (a “Notice of Disagreement”) to Purchaser prior to such date. Any Notice of Disagreement shall specify in reasonable detail Biolase’s objections to the Post-Closing Statement, indicating each disputed item or amount and the basis for Biolase’s disagreement therewith. Any items set forth in the Post-Closing Statement that are not objected to by Biolase in a Notice of Disagreement during the Resolution Period shall be deemed to become final and binding upon the Parties. If a Notice of Disagreement is received by Purchaser prior to the expiration of the Review Period, then during the thirty (30) day period (the “Resolution Period”) following the delivery of a Notice of Disagreement, Biolase and Purchaser shall negotiate in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If such differences are so resolved within the Resolution Period, the revised Post-Closing Statement with such changes as may have been previously agreed in writing by Purchaser and Biolase shall be final and binding. If at the end of the Resolution Period Biolase and Purchaser have not resolved in writing the matters specified in the Notice of Disagreement, Biolase and Purchaser shall submit any amounts remaining in dispute to the Accounting Firm, who, acting as experts and not arbitrators, shall resolve such disputed amounts only and make any adjustments to the Post-Closing Statement. Purchaser and Biolase agree that all adjustments shall be made without regard to materiality. The Accounting Firm shall render a written decision resolving the matters submitted to the Accounting Firm as soon as practicable, and in any event within thirty (30) days of the receipt of such submission (or such other time as the Parties shall agree in writing). The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Accounting Methodology and the terms of this Agreement, and no other matters. The Accounting Firm’s decision shall be (w) limited to the specific items under dispute by the Parties (x) based solely on written submissions by Biolase and Purchaser and their respective Representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review, (y) made strictly in accordance with the Accounting Methodology and the terms of this Agreement and (z) final and binding on all of the Parties absent manifest error. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. The fees and expenses of the Accounting Firm incurred pursuant to this Section 3.3(c) shall be borne pro rata as between the Sellers, on the one hand, and Purchaser, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by Biolase and Purchaser, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses.

(d) Within five (5) Business Days after the final determination of the Final Working Capital, the Closing Working Capital Shortfall (if any), the Closing Working Capital Excess (if any) and the resulting Purchase Price, the following payments shall be made, as applicable:

(i) If the Purchase Price is greater than the Estimated Purchase Price calculated at the Closing (such excess, the “Adjustment Surplus Amount”), then (1)

Purchaser shall pay (or caused to be paid) the Adjustment Surplus Amount to Biolase (on behalf of itself and the other Sellers), by wire transfer of immediately available funds, to an account designated in writing by Biolase and (2) Biolase and Purchaser shall execute and deliver a joint written instruction to the Escrow Agent, in accordance with the Adjustment Escrow Agreement, instructing the Escrow Agent to release to Biolase (on behalf of itself and the other Sellers), from the Adjustment Escrow Account, the Adjustment Escrow Amount; and

(ii) If the Purchase Price is less than the Estimated Purchase Price calculated at the Closing (such deficit, expressed as a positive number, the “Adjustment Deficit Amount”), then Biolase and Purchaser shall execute and deliver a joint written instruction to the Escrow Agent, in accordance with the Adjustment Escrow Agreement, instructing the Escrow Agent to release to Purchaser, from the Adjustment Escrow Account, an amount equal to such Adjustment Deficit Amount, and in the event that such Adjustment Deficit Amount is:

(A) less than the Adjustment Escrow Amount, then such joint written instruction shall further direct the Escrow Agent to release to Biolase (on behalf of itself and the other Sellers), from the Adjustment Escrow Account, any remaining portion of the Adjustment Escrow Amount (after such release of the Adjustment Deficit Amount to Purchaser) or

(B) greater than the Adjustment Escrow Amount, then the Sellers, shall pay, or cause to be paid, to Purchaser, by wire transfer of immediately available funds to a bank account designated in writing by Purchaser, an amount equal to the remaining portion of such Adjustment Deficit Amount to Purchaser.

3.4 Allocation of Purchase Price Among the Sellers. At least ten (10) Business Days prior to the anticipated Closing Date, Biolase shall provide Purchaser an allocation methodology (reflected as a percentage) of the amounts required to be paid by Purchaser pursuant to Section 4.3(a) among each Seller (the “Closing Payment Allocation Schedule”). In the event the Purchaser notifies Biolase that it disagrees with the Closing Payment Allocation Schedule delivered by Purchaser within three (3) Business Days of delivery of the Closing Payment Allocation Schedule by Biolase, Purchaser and Biolase shall negotiate in good faith to resolve such disputed items as promptly as practicable; provided that, if Purchaser does not deliver a notice of disagreement to Biolase within three (3) Business Days of delivery of the Closing Payment Allocation Schedule by Biolase, the Closing Payment Allocation Schedule delivered by the Sellers shall be final. If Purchaser and Biolase are unable to reach agreement with respect to the Closing Payment Allocation Schedule within three (3) Business Days after the delivery of the Closing Payment Allocation Schedule by Biolase to Purchaser, the Parties shall submit the dispute to the Bankruptcy Court for final resolution.

Article IV

CLOSING AND TERMINATION

4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3 hereof (or the waiver thereof by the Party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place remotely via the exchange of electronic documents and signatures by electronic mail on a date to be specified by the Parties, which date shall be no later than the second (2nd) Business Day after satisfaction or waiver of the conditions set forth in Article X (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the Parties hereto; provided, however, that in no event shall Purchaser be obligated to consummate the Closing prior to the date that is forty-five (45) days from the date hereof. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” For purposes of this Agreement, from and after the Closing, the Closing shall be deemed to have occurred at 12:01 am (prevailing Pacific Time) on the Closing Date.

4.2 Deliveries by the Sellers. At the Closing, the Sellers shall deliver to Purchaser or the Designee, as directed by Purchaser:

(a) the Bill of Sale and Assignment and Assumption Agreement, in form and substance reasonably acceptable to Purchaser (the “Bill of Sale”), duly executed by each Seller;

(b) assignments of the Registered Intellectual Property that constitutes Purchased Intellectual Property, in a form suitable for recording in the U.S. patent or trademark office, as applicable, and general assignments of all other Owned Intellectual Property, in form and substance reasonably acceptable to Purchaser (collectively, the “IP Assignment Agreements”), duly executed by each Seller;

(c) the authorizing resolutions, in form and substance reasonably satisfactory to Purchaser, adopted by the board of managers, board of directors, or other applicable governing body of each Seller authorizing this Agreement, each other Ancillary Document to which such Seller is a party and the consummation of the Transactions;

(d) duly completed and executed IRS Form W-9 for each Seller;

(e) an assignment of all Assumed Leases, but solely to the extent such assignment is not effected pursuant to the Sale Order, duly executed by each applicable Seller;

(f) a certified copy of the Sale Order, which shall include the signed and agreed Delaware Litigation Settlement Order;

(g) the Sellers Closing Certificate, as required to be delivered pursuant to Section 10.1(d);

(h) a joint payment instruction letter, duly executed by Biolase, directing the Escrow Agent to immediately release the Good Faith Deposit from the Good Faith Deposit Escrow Account to Biolase (on behalf of itself and the other Sellers);

(i) the Adjustment Escrow Agreement, duly executed by Biolase and the Escrow Agent; and

(j) such other agreements, consents, documents, instruments and writings as are reasonably requested by Purchaser to be delivered by the Sellers pursuant to this Agreement or otherwise reasonably required to consummate the Transactions.

4.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver or pay, or cause to be delivered or paid, as applicable:

(a) the following payments:

(i) to Biolase, acting on its behalf and, with respect to any amounts payable to any Seller (as determined pursuant to the Closing Payment Allocation Schedule), as agent on behalf of such other Sellers, an amount equal to the Estimated Purchase Price (less (A) the Adjustment Escrow Amount and (B) the Good Faith Deposit); and

(ii) to the Escrow Agent, an amount equal to the Adjustment Escrow Amount, by wire transfer of immediately available funds, which the Escrow Agent shall deposit into the Adjustment Escrow Account and hold in accordance with the Adjustment Escrow Agreement;

(b) to Biolase, the Bill of Sale, duly executed by Purchaser or the Designee;

(c) to Biolase, the IP Assignment Agreements, duly executed by Purchaser or the Designee;

(d) to Biolase, the authorizing resolutions adopted by the board of managers, board of directors, or other applicable governing body of Purchaser authorizing this Agreement, each other Ancillary Document to which such Purchaser is a party and the consummation of the Transactions; and

(e) to Biolase, the officer’s certificates required to be delivered pursuant to Section 10.2(c);

(f) to Biolase, a joint payment instruction letter, duly executed by Purchaser, directing the Escrow Agent to immediately release the Good Faith Deposit from the Good Faith Deposit Escrow Account to Biolase (on behalf of itself and the other Sellers); and

(g) to Biolase, the Adjustment Escrow Agreement, duly executed by Purchaser and the Escrow Agent.

4.4 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by either Purchaser or the Sellers, upon written notice to the other Party, if:

(i) the Closing shall not have occurred by the close of business on December 31, 2024 (the “Termination Date”); provided, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or the Sellers, then such breaching Party may not terminate this Agreement pursuant to this Section 4.4(a)(i);

(ii) there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided that a Party may not terminate this Agreement pursuant to this Section 4.4(a)(ii) if such Party is in material breach of any of its representations, warranties, covenants or agreements contained herein and such material breach is the primary cause or grounds for such Order; or

(iii) (A) the Bankruptcy Court enters an Order approving a Competing Bid, a Restructuring Transaction or an Alternative Transaction or (ii) a Competing Bid, a Restructuring Transaction or an Alternative Transaction is consummated; provided that no termination under this Section 4.4(a)(iii) shall be effective until the Break-Up Fee shall have been paid to Purchaser;

(b) by mutual written consent of the Sellers and Purchaser;

(c) by Purchaser, upon written notice to the Sellers, if:

(i) the Bankruptcy Cases are (A) converted to cases under chapter 7 of the Bankruptcy Code or (B) dismissed prior to the Closing;

(ii) a trustee or examiner is appointed under section 1104 of the Bankruptcy Code;

(iii) the Bidding Procedures Order (including the provisions set forth in Section 7.3 hereof) or the Sale Order is modified in any material respect or in any respect adverse to Purchaser without the consent of Purchaser;

(iv) any Seller enters into a definitive agreement with respect to an Alternative Transaction;

(v) there has been a breach by any Seller of any representation, warranty, covenant or agreement made by such Seller contained in this Agreement, which would result in a failure of a condition set forth in Section 10.1 or 10.3 and which breach cannot be cured or has not been cured by the earlier of (i) ten (10) Business Days after the giving of written notice by Purchaser to such Seller of such breach and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section

4.4(c)(v) shall not be available to Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if Purchaser is in breach of any of its representations, warranties, covenants or agreements contained herein, such that the conditions set forth in Section 10.2(a) and Section 10.2(b) cannot be satisfied,

(vi) the Break-Up Fee is not approved by the Bankruptcy Court on or before the date that is twenty (20) days after the Petition Date;

(vii) the Bidding Procedures Order has not been entered by the Bankruptcy Court on or before the date that is twenty (20) days after the Petition Date;

(viii) the Sale Order has not been entered by the Bankruptcy Court within ten (10) days after the hearing to consider the entry of the Sale Order and, as of the time of such termination of this Agreement, the Sale Order has not been entered by the Bankruptcy Court; or

(ix) if the Sellers have failed to file this Agreement with the Bankruptcy Court and seek an order selecting Purchaser as the Stalking Horse Bidder and approving this Agreement as the Stalking Horse Bid by the date that is the first (1st) Business Day following the date of this Agreement.

(d) by the Sellers, upon written notice to Purchaser, if:

(i) there has been be a breach by Purchaser of any representation, warranty, covenant or agreement made by Purchaser contained in this Agreement, which would result in a failure of a condition set forth in Section 10.2 or 10.3 and which breach cannot be cured or has not been cured by the earlier of (i) ten (10) Business Days after the giving of written notice by the Sellers to Purchaser of such breach and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 4.4(d)(i) shall not be available to the Sellers if the failure of any Seller to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or any Seller is in breach of any of its representations, warranties, covenants or agreements contained herein such that the conditions set forth in Section 10.1(a) and Section 10.2(a) cannot be satisfied; or

(ii) (A) all of the conditions set forth in Section 10.1 and Section 10.3 have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their nature are to be satisfied at the Closing), (B) the Sellers have indicated to Purchaser in writing that the Sellers are ready, willing and able to consummate the Transactions (subject to the satisfaction or waiver of all of the conditions set forth in Section 10.2) and (iii) the Parties fail to consummate the Transactions by the earlier of (A) within three (3) Business Days following the date on which the Closing should have occurred pursuant to Section 4.1 and (B) the Termination Date

4.5 Procedure Upon Termination. This Agreement shall in no event terminate with respect to the Sellers unless and until any and all amounts payable to Purchaser pursuant to Section 7.2 in connection with such proposed termination shall have been paid in full to Purchaser. In the event of termination and abandonment by Purchaser or Sellers, or both, pursuant to Section 4.4, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Sellers. If this Agreement is terminated as provided herein each Party shall redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same.

4.6 Effect of Termination.

(a) In the event that this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Purchaser or Sellers; provided, however, that the obligations of the Parties set forth in Article XII and Sections 3.2, 4.5, 4.6, and 7.2 (including, for the avoidance of doubt, the payment of the Break-Up Fee) hereof shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 4.6 shall be deemed to (a) relieve Purchaser or the Sellers of any Liability for a breach of this Agreement prior to the date of termination or any Fraud, willful misconduct or criminal acts prior to the effective date of such termination or (b) impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

(b) Notwithstanding anything to the contrary herein, the Parties agree that payment of the Good Faith Deposit to the Sellers, as set forth herein, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Sellers for their efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. If this Agreement is terminated in a manner in which the Sellers are entitled to payment of the Good Faith Deposit in accordance with Section 3.2(b)(ii), then (i) the payment of the Good Faith Deposit to the Sellers as liquidated damages (and not a penalty) shall be the sole and exclusive right (whether in tort, contract or otherwise) of any Seller or any of its Affiliates or Related Persons to recover monetary damages or losses from Purchaser, its Affiliates or any of their Related Persons for Purchaser’s breach of this Agreement or any Ancillary Document, including Purchaser’s failure to consummate the Transactions or for any breach or failure to perform hereunder or for any representation, warranty, covenant, agreement or obligation made or alleged to have been made in connection with this Agreement, and (ii) in no event shall Purchaser (or any of its Affiliates or Representatives) have any obligation with respect thereto, other than execution and delivery of a joint written instructions to the Escrow Agent to deliver the Good Faith Deposit to Biolase (on behalf of itself and the other Sellers) in accordance with Section 4.3(f). Upon delivery of the joint written instructions pursuant to Section 4.3(f), none of Purchaser, its Affiliates or any of their Related Persons shall have any further liability or obligation (whether in tort, contract or otherwise) to any Seller, its Affiliates or any of their Related Persons relating to or arising out of this Agreement, the Ancillary Documents, or the Transactions. If payable, the Break-Up Fee shall be payable simultaneously with any applicable termination. Upon filing the Bankruptcy Cases, the Break-Up Fee shall constitute an allowed superpriority administrative claim against Sellers’

bankruptcy estates pursuant to sections 105(a), 363, 364, 503(b), and 507(a)(2) of the Bankruptcy Code, with priority over all other administrative expenses of the kind.

Article V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedules delivered by the Sellers to Purchaser (the “Disclosure Schedule”), the Sellers hereby make the representations and warranties contained in this Article V to Purchaser.

5.1 Organization, Good Standing and Authority.

(a) Each Seller is (i) a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its respective state of organization and (ii) has all requisite power and authority to own, lease and operate its assets and properties and to carry on the Business as currently being conducted by it.

(b) The Sellers are duly qualified to conduct the Business as currently conducted in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the Business makes such qualification necessary and each other jurisdiction in which the conduct of the Business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, would not have a material and adverse impact on the Business. Copies of the articles or certificates of incorporation or formation and the by-laws or operating or limited liability company agreement, as applicable, of the Sellers in effect of the date hereof, have been made available to Purchaser and reflect all amendments made thereto and are true, correct and complete in all material respects.

(c) The Sellers have all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which each Seller is a Party and, subject to obtaining Bankruptcy Court approval pursuant to the Sale Order, to perform their obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Sellers of this Agreement and each of the Ancillary Documents to which a Seller is a party, and the consummation by the Sellers of the Transactions have been duly authorized and approved by all requisite corporate or other action on the part of such Seller and no other action or action on the part of the Sellers or their equityholders is necessary to authorize the execution, delivery and performance by the Sellers of this Agreement or any of the Ancillary Documents to which the Sellers are a party, and the consummation by the Sellers of the Transactions. This Agreement has been, and each of the Ancillary Documents will be at or prior to the date hereof or the Closing, as applicable, duly executed and delivered by the Sellers, and, assuming the due execution and delivery of this Agreement and each of the Ancillary Documents (as applicable) by the other Persons that are a party hereto or thereto, following the approval of this Agreement and the Transactions by the Bankruptcy Court pursuant to the Sale Order, constitutes, and each of the Ancillary Documents when so executed and delivered will constitute, valid and binding obligations of the Sellers enforceable against the Sellers in accordance with their terms, except (i) to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and other Laws affecting the enforcement of creditors’ rights generally, and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought (the “Equitable Exceptions”).

5.2 No Conflict; Required Filings and Consents .

(a) Except as a result of the Bankruptcy Cases and subject to the Bidding Procedures Order and Sale Order having been entered and still being in effect and except as set forth in Section 5.2(a) of the Disclosure Schedule, the execution and delivery by the Sellers of this Agreement or the Ancillary Documents, the consummation of the Transactions, or compliance by the Sellers with any of the provisions hereof or thereof will not:

(i) result in a violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation, modification or acceleration under, or require the consent of, or require notice be given to, any third party to any Purchased Permit or Purchased Contract;

(ii) conflict with or violate the certificate of formation and operating agreement or comparable organizational documents of the Sellers;

(iii) result in the imposition or creation of any Lien (other than Permitted Liens) on the Purchased Assets;

(iv) result in a violation or breach of any Order applicable to the Sellers or any of the Purchased Assets; or

(v) result in a violation or breach of any applicable Law.

(b) Other than in connection with the commencement of the Bankruptcy Cases, and subject to the Bidding Procedures Order and Sale Order having been entered and still being in effect, no consent, waiver, approval, Order, or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Sellers in connection with the execution and delivery of this Agreement or the Ancillary Documents, the compliance by the Sellers with any of the provisions hereof or thereof, the consummation of the Transactions or the taking by the Sellers of any other action contemplated hereby, except for any such consents, waiver, approvals, Orders, authorizations, declarations, filings or notifications which would not, individually or in the aggregate, be material to the Business.

5.3 Financial Statements.

(a) Section 5.3(a) of the Disclosure Schedule contains (i) the audited consolidated balance sheets of Biolase and its Subsidiaries, as of December 31, 2023 and the related audited statements of operations and cash flows for the fiscal years then ended (collectively, the “Audited Financial Statements”), and (ii) the internally prepared consolidated balance sheet of the Business as of June 30, 2024 (the “Balance Sheet” and such date, the “Balance Sheet Date”) and related statement of income and cash flow and stockholders’ equity for the six (6)-month period ended June 30, 2024 (the “Interim Financial Statements” together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except as may be specifically set forth in the notes thereto, and subject, in the case of the Interim Financial Statements, to the absence of footnotes and normal year-end audit adjustments and to any other adjustments described therein) and fairly present, in all material respects, the consolidated financial position of the Business as of the dates thereof and the consolidated results of operations for the periods then ended, in accordance with GAAP (except as may be specifically set forth in the notes thereto, and subject, in the case of the Interim Financial Statements, to the absence of footnotes and normal year-end audit adjustments and to any other adjustments described therein). None of the Financial Statements contains any material, non-recurring items of revenue or gain outside the Ordinary Course of Business, except as expressly set forth therein.

(b) There have been no instances of fraud, intentional misconduct or corporate misappropriation relating to the Financial Statements, the preparation thereof or operations of the Business, or any allegations thereof, that involve (i) any U.S. employee or member of management of the Business who has a material role in the Business’s system of internal control over financial reporting or (ii) to the Knowledge of Seller any other U.S. employee or member of management.

5.4 No Undisclosed Liabilities. There are no Liabilities (whether accrued, absolute, contingent or otherwise) of the Business that are required to be reflected on, reserved against or otherwise described in a balance sheet prepared in accordance with GAAP, other than (a) as set forth in the Interim Financial Statements; (b) Liabilities incurred in the Ordinary Course of Business, consistent with past practices, since the Balance Sheet Date (none of which result from any breach of Contract or violation of Law); (c) Liabilities arising in connection with the Transactions; and (d) Liabilities that will constitute Excluded Liabilities.

5.5 Accounts Receivable and Payable. All Accounts Receivable reflected on the Balance Sheet have arisen in the Ordinary Course of Business and (a) represent valid obligations of customers of the Business arising from bona fide transactions, (b) are not subject to any defenses, counterclaims or rights of setoff other than in the Ordinary Course of Business, and (c) have been billed and are generally due and payable within sixty (60) days after billing. Except as set forth in this Section 5.5 of the Disclosure Schedule, the consolidated Accounts Receivable, net of any allowances for doubtful accounts and reserves for discounts, returns, spoils, damages, shortages, short pays and promotions, set forth on the Balance Sheets were stated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated and present fairly, in all material respects, the consolidated Accounts Receivable as of the respective dates thereof. All accounts payable of the Business reflected on the Balance Sheets have arisen in the Ordinary Course of Business.

5.6 Title to Purchased Assets.

(a) Subject to Bankruptcy Court approval, entry of the Bidding Procedures Order and Sale Order and assumption by the Sellers and assignment to Purchaser of the Purchased Contracts and Assumed Leases in accordance with applicable Law (including satisfaction of any Cure Amounts pursuant to Section 2.7 hereof), the Sellers have title to, or a valid leasehold interest in or all rights to use, the Purchased Assets, free and clear of all Liens, other than Permitted Liens and, at the Closing, the Sellers shall convey good and marketable title to, or valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens and Liens, Claims, and Interests other than Permitted Liens, to the fullest extent possible permitted under section 363(f) of the Bankruptcy Code and subject to the rights of licensees under section 365(n) of the Bankruptcy Code. The Purchased Assets include all assets, properties, and rights used or held for use by the Sellers that are necessary as of immediately following the Closing to operate the Business in all material respects as presently conducted on the date hereof, including all assets (other than the Equity Interests of Biolase’s Subsidiaries and employees and consultants of the Sellers) necessary to generate all international revenue that the Sellers have historically generated directly (excluding, for the avoidance of doubt, any revenue generated directly by the Subsidiaries of the Sellers organized outside of the U.S.). None of the Excluded Assets include any assets having a dental application.

(b) The Purchased Assets are in good repair and operating condition, ordinary wear and tear excepted, and are adequate to conduct the Business.

5.7 Absence of Certain Changes. Except for the solicitation of, discussions and negotiations with, presentations and provision of other due diligence to and similar engagement with other potential bidders for the Business, the negotiation and execution of this Agreement, the preparation and commencement of the Bankruptcy Case or as otherwise set forth in Section 5.7 of the Disclosure Schedule, since the Balance Sheet Date until the date hereof, (i) the Business has been conducted in the Ordinary Course of Business in all material respects and (ii) there has not occurred a Material Adverse Effect. Without limiting the generality of the foregoing, except for the solicitation of, discussions and negotiations with, presentations and provision of other due diligence to and similar engagement with other potential bidders for the Business, the negotiation and execution of this Agreement, the preparation and commencement of the Bankruptcy Case or as otherwise set forth in Section 5.6(b) of the Disclosure Schedule, since the Balance Sheet Date:

(a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the Purchased Assets (other than damages or losses to inventory arising in the Ordinary Course of Business) having a replacement cost of more than $25,000 for any single loss or $100,000 for all such losses;

(b) neither the Sellers nor the Business have sold, assigned or transferred any portion of the Purchased Assets other than in the Ordinary Course of Business;

(c) with respect to the Business, the Sellers have not negotiated, modified, extended, or entered into any collective bargaining agreement or recognized or certified any labor union, labor organization, works council, or group of U.S. employees of the Business as the bargaining representative for any U.S. employees of the Business;

(d) the Sellers have not hired, engaged or terminated (without cause) the employment of any U.S. employee or independent contractor of the Business with annual compensation in excess of $150,000;

(e) the Sellers have not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock, redeemed, purchased, or otherwise acquired any of its capital stock, or repaid any of its indebtedness for borrowed money (other than pursuant to scheduled payments);

(f) neither the Sellers nor the Business have released, assigned, compromised, settled or agreed to settle any Action with any customer or vendor of the Business;

(g) there has not been any change by the Sellers or the Business in accounting or Tax reporting principles, methods or policies of the Business;

(h) neither the Sellers nor the Business have made, changed or rescinded any election relating to Taxes, settled or compromised any claim, Action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law, made any change to any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal income Tax Return;

(i) neither the Sellers nor the Business have made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

(j) neither the Sellers nor the Business have canceled, compromised, relinquished, waived or released any debt owed to it, claim or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Business;

(k) neither the Sellers nor the Business have made or committed to make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate which have not been paid;

(l) the Sellers have not made any loan to, or entered into any other transaction with, any of their shareholders, Affiliates, officers or U.S. employees, except for any advances made to U.S. employees in the Ordinary Course of Business; or

(m) neither the Sellers nor the Business have agreed, in writing or otherwise, to take any of the foregoing actions.

5.8 Compliance With Laws; Permits.

(a) Except as disclosed in Section 5.8(a) of the Disclosure Schedule, the Sellers are, and have been since the Reference Date, operating the Business in material compliance with all applicable Laws, including all applicable Health Care Laws, and Orders. Except as disclosed in Section 5.8(a) of the Disclosure Schedule, the Sellers have not, at any time since the Reference Date, received any written, or to the Knowledge of Seller, verbal notice to the effect that the Sellers or the Business were not in compliance in all material respects with any Law or Order applicable to the Sellers or the Business.

(b) The Sellers (i) have been, since the Reference Date, in material compliance with all Permits required for, or used in connection with the ownership, operation and/or management of, the operation of the Business (the “Purchased Permits”) and (ii) have not, since the Reference Date, received any written or, to the Knowledge of Seller, verbal notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Purchased Permit. Section 5.8(b) of the Disclosure Schedule sets forth a list of all material Purchased Permits, including all regulatory registrations and listings, clearances, and approvals issued under the FDCA (“FDCA

Permits”). Each Purchased Permit is in full force and effect in all material respects and will be in full force and effect immediately after giving effect to the Transactions. To the Knowledge of Seller, there is no event or condition that occurred or exists that constitutes or that, with or without notice, the happening of any event or the passage of time, could result in the suspension, revocation or invalidation of any of the Purchased Permits or any basis therefor, and, to the Knowledge of Seller, no allegation of any such event or condition has been made to any Seller. The Sellers have made all notifications, registrations, certifications and filings with all Governmental Bodies, necessary for the operation of the Business as presently conducted, and all such notifications, registrations, certifications and filings are current.

(c) Except as disclosed in Section 5.8(c) of the Disclosure Schedule, at all times since the Reference Date, all Products sold or distributed by or on behalf of the Business and the Sellers have complied in all material respects with applicable Laws, including applicable Health Care Laws. Neither the Sellers nor anyone acting on their behalf, have conducted a product recall (whether voluntary or under legal compulsion), field action, product withdrawal, or similar corrective action regarding the safety or compliance of any Product. Each Product is being and has been developed, manufactured, tested, distributed, marketed, and/or sold in compliance with the FDCA and similar applicable Laws, including those relating to investigational use, pre-market clearance or approval (or exemptions therefrom), quality system regulations, labeling, advertising, and recordkeeping requirements. The Sellers have not introduced into commerce any adulterated or misbranded Products. The Sellers and the Business possess scientifically reliable information and/or third-party certifications or test results to substantiate any claims regarding the quality, suitability or conformity of the Products and Product Inventory, including their respective ingredients, components, labels and packaging materials.

(d) No Seller has received any notice or other communication from any Governmental Body or any other third party (i) contesting the premarket clearance or approval of, the uses or sale of, or the labeling, distribution, or promotion of any Product or (ii) contesting any, or alleging failure to hold any, FDCA Permit. No U.S. officer, director, managing employee or contractor of the Business has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted under the FDCA.

(e) Section 5.8(e) of the Disclosure Schedule contains a complete list of all analyses of clinical trial or other study data related to Products, including but not limited to any publications, abstracts, presentations, manuscripts, or other resulting works related thereto. All human clinical trials relating to or supporting the Products’ safety or effectiveness have been conducted, monitored and organized by the Sellers or a third party on their behalf, in compliance with all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, 56, 312 and 812, and any other similar Laws. None of the Sellers or any third party conducting human clinical trials on their behalf has received any notice that FDA or any other Governmental Body has initiated or threatened to initiate, any Action to (i) suspend or terminate any clinical trial conducted or monitored by or on behalf of the Sellers, or (ii) suspend or otherwise restrict the performance of clinical research by the Sellers or a third party on their behalf. The Sellers and their respective contractors and agents have submitted to the applicable Governmental Body, including FDA, and any institutional review board, or accreditation body, all material supplemental applications, notices, and annual or other reports and information, including adverse event reports and Medical Device Reports required by Law. All filings with and submissions to any Governmental Body made with regard to any Product, whether oral, written or electronically delivered, were true, accurate and complete in all material respects as of the date made, and have been updated to the extent required.

(f) None of the Sellers or any U.S. director, officer, employee, agent, or representative of the Business has engaged in any activity that would result in a material violation under applicable Health Care Laws. The Sellers are not, and have never been, a party or subject to the terms of a corporate integrity agreement required by the Office of the Inspector General of the United States Department of Health and Human Services or similar agreement or consent order of any other Governmental Body.

(g) None of the Sellers or any U.S. director, officer, employee, agent, or representative of the Business has been investigated for, charged with or convicted of a Medicare, Medicaid or federal or state health program related offense, or convicted of, charged with or investigated for a violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation of controlled substances, or has been debarred, excluded or suspended from participation in a Federal Health Care Program (nor is any such debarment, exclusion or suspension pending), or been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Body. Neither the Sellers nor or the Business has arranged or contracted with (by employment or otherwise) any individual or entity that has been convicted of or pled guilty or nolo contendere to any federal or state health care-related criminal offense or is excluded from participation in a Federal Health Care Program for the provision of items or services for which payment may be made under such Federal Health Care Program.

5.9 Litigation. Other than the Bankruptcy Cases or as set forth on Section 5.9 of the Disclosure Schedule, there is no, and since the Reference Date there has been no, Actions brought by or against any Seller with respect to the Business or any of the Purchased Assets or affecting or otherwise involving the Purchased Assets or the Business, and to the Knowledge of Seller, there is no other Action threatened against the Sellers (a) with respect to the Business or any of the Purchased Assets, (b) that would reasonably be expected to have, either individually or in the aggregate, be material to the Business or (c) which questions the validity of this Agreement or the Ancillary Documents or the right of the Sellers to enter into them or to consummate the Transactions. Other than the Bankruptcy Cases, the Sellers are not subject to any material Order against or affecting the Business or the Purchased Assets.

5.10 Product Liability, Withdrawals.

(a) There has been no Action against or involving the Sellers or concerning any Product relating to or arising from an alleged defect in design, manufacture, materials or workmanship of any such Product or any alleged failure by the Sellers to warn customers of the Business about an aspect of any Product, or any alleged breach of implied warranties or representations with respect to such Product, and, to the Knowledge of Seller, no such Action has been threatened nor is there any valid basis for any such Action that has had or would reasonably be expected to, individually or in the aggregate, result in the Business incurring material Liabilities.

(b) To the Knowledge of Seller, the Sellers do not have any known or threatened Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product. To the Knowledge of Seller, the Sellers have not committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product Liability or Liability for breach of warranty (whether covered by insurance or not) with respect to the Products.

(c) There are no, and since the Reference Date there have been no recalls or withdrawals of any Products, or other similar federal, state or private Actions with respect to the Products and, to the Knowledge of Seller, no facts or circumstances could exist that could reasonably be expected to result in such actions. The Sellers are in compliance with the written procedures, record-keeping and reporting requirements set forth in 21 C.F.R. Part 803 and in 21 C.F.R. Part 806. There are no safety-related or quality-related issues regarding any Product that are reasonably likely to result in recall or market withdrawal of such Product.

5.11 Insurance. Section 5.11 of the Disclosure Schedule sets forth a true and complete list of all the Sellers’ insurance policies or contracts providing insurance coverage to, or otherwise related to or maintained for the benefit of, the Business or the Purchased Assets (the “Insurance Policies”). True and correct copies of all the Insurance Policies have been made available to Purchaser. Each Insurance Policy is in full force and effect as of the date hereof and is adequate to insure against all Liabilities, Actions and risks against which it is customary for businesses similarly situated as the Business to insure. All premiums due and payable under the Insurance Policies have been paid, and there are no material defaults under any Insurance Policy by the Sellers or, to the Knowledge of Seller, the applicable insurer. Neither the Sellers nor the Business have received any written or, to the Knowledge of Seller, verbal notice of cancellation relating to any Insurance Policies, and there are no material Actions pending under any such Insurance Policies for which coverage has been denied by the applicable insurance carrier. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based Liability on the part of any Seller. The Insurance Policies will not be affected in any way as a result of the Transactions.

5.12 Product Inventory. All Product Inventory is owned by a Seller free and clear of all Liens, and no Product Inventory is held on a consignment basis. Except as set forth on Section 5.12 of the Disclosure Schedules, all of the Product Inventory is in good and marketable condition and is usable and of a quality salable in the Ordinary Course of Business (other than damages or losses to inventory arising in the Ordinary Course of Business). Except as set forth on Section 5.12 of the Disclosure Schedule, the consolidated Product Inventory, net of applicable inventory reserves, set forth on the Balance Sheets and Financial Statements was valued at net realizable value and was properly stated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated in all material respects. Except as set forth on Section 5.12 of the Disclosure Schedule, inventory reserves for obsolete, slow-moving, excess, damaged or otherwise unsaleable and unusable inventory have been reflected on the Balance Sheets in accordance with GAAP applied on a consistent basis throughout the periods indicated in all material respects.

5.13 Real Property; Personal Property.

(a) The Sellers do not own any real property.

(b) Section 5.13(b) of the Disclosure Schedule sets forth a true, accurate, and complete list of all leased real property that are used for, or held for use in, the Business (such real property, the “Leased Real Property”) which any Seller as tenant or lessee leases, subleases, licenses, rents or otherwise occupies under any lease, sublease, license or other occupancy agreement as a tenant, subtenant or licensee as of the date of this Agreement. The Sellers have made available true and complete copies of each lease for the Leased Real Property (each, a “Lease”), including any guarantees, modifications, amendments, extensions and/or assignments thereto or thereof. Except as disclosed on Section 5.13(b) of the Disclosure Schedule, there are no subleases or similar written agreements granting to any Person (other than the Sellers) the right to use or occupy any Leased Real Property. Except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, or subject to general principles of equity, the applicable Seller has a valid, binding and enforceable leasehold interest under the applicable Lease for each of the Leased Real Properties, as applicable, in each case free and clear of all Liens except Permitted Liens. As of the date of this Agreement, (i) the applicable Seller has complied in all material respects with the terms of all Leases, (ii) all such Leases are in full force and effect, enforceable in accordance with their terms against the applicable Seller and, to the Knowledge of Seller, the counterparties thereto, and (iii) no event has occurred and no circumstances exists, which, if not remedied, and whether with or without the passage of time or both would result in a material breach or material default under any Lease. There has been no rent deferred under any Lease due to COVID-19 or otherwise that is currently unpaid or outstanding. To the Knowledge of Seller, each Leased Real Property is in material compliance with applicable laws, including zoning laws.

(c) Except as set forth on Section 5.13(c) of the Disclosure Schedule, the applicable Seller has a valid leasehold interest in the Leased Real Property, free and clear of all Liens (other than Permitted Liens). The Sellers have good and valid title to, or in the case of leased tangible assets and other personal property, a valid leasehold interest in, all of the material tangible assets and other personal property that are necessary to conduct the Business as it is conducted on the date hereof, in each case, free and clear of all Liens (other than Permitted Liens). All such material tangible assets and other personal property are in operating condition and repair, normal wear and tear excepted.

(d) The Leased Real Property constitutes all of the leased real property that is used for, or held for use in, the Business. To the Knowledge of Seller, no portion of the Leased Real Property is subject to any pending or threatened condemnation or other similar proceeding by any Governmental Body.

(e) All of the items of personal property under the Personal Property Leases are in operating condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the Personal Property Lease applicable thereto during the term of such lease. The Sellers have delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(f) Each Seller has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency,

reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Each of the Personal Property Leases is in full force and effect. There is no material default under any Personal Property Lease by the applicable Seller or, to the Knowledge of Seller, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. To the Knowledge of Seller, no party to any of the Personal Property Leases has exercised any termination rights with respect thereto.

5.14 Environmental Matters. (a) Neither the Sellers nor the Business have received any written notice that is outstanding or unresolved from any Governmental Body asserting Liability arising from or relating to any Hazardous Substances or Environmental Laws, in each case, with respect to the Purchased Assets; (b) no Governmental Body or Person has commenced or, to Knowledge of Seller, threatened to commence, any Action that is outstanding or unresolved, including any contribution action or other proceeding against Sellers or the Business, asserting non-compliance with or Liability under Environmental Laws in connection with the conduct of the Business or the operation of the Purchased Assets; (c) there has been no release of Hazardous Substances, in connection with the operation of the Purchased Assets or the Business, or, to the Knowledge of Seller, by any other party, at any real property currently or formerly owned or operated (including as lessee) by the Sellers in connection with the operation of the Business that is reasonably likely to result in material Liability being imposed upon the Sellers or the Business; and (d) to the Knowledge of Seller, since the Reference Date, the Purchased Assets and the Business have been and are in compliance with all applicable Environmental Laws in all material respects, which compliance includes obtaining, maintaining and complying with any material Permits required under Environmental Laws to operate the Business or Purchased Assets; and (e) the Sellers and the Business have made available to Purchaser copies of all material environmental assessments, studies, audits, analyses or reports relating to any real property currently or formerly owned or operated (including as lessee) in connection with the Business and copies of all material, non-privileged notices or claims related to the Business or Purchased Assets to the extent such are in the possession, custody, or reasonable control of the Sellers or Business.

5.15 Tax Matters.

(a) Except as set forth in Section 5.15(a) of the Disclosure Schedule, (i) all Tax Returns with respect to each of the Purchased Assets and the Business have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable with respect to each of the Purchased Assets and the Business have been fully and timely paid.

(b) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns related to each of the Purchased Assets and the Business have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has any Seller (or any Affiliate thereof) received any notice from any Taxing Authority that it intends to conduct such an audit or investigation related to the Purchased Assets or the Business.

(c) Sellers have made available complete copies of material Tax Returns relating to the Purchased Assets or the Business relating to taxable periods that ended after 2020.

(d) Sellers have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes with respect to each of the Purchased Assets and the Business and have duly and timely withheld and paid over to the appropriate Taxing Authorities all such amounts required to be so withheld and paid over under all applicable Laws.

(e) No claim has been made by a Taxing Authority in a jurisdiction in which Sellers do not currently file a particular Tax Return or pay a particular Tax with respect to the Purchased Assets or the Business such that Sellers (or an Affiliate thereof) are or may be (i) required to file such particular Tax Return by such jurisdiction or (ii) subject to taxation by such jurisdiction with respect to such particular Tax.

(f) Except as set forth in Section 5.15(f) of the Disclosure Schedule, no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes with respect to each of the Purchased Assets and the Business (including, but not limited to, any applicable statute of limitation) or the period for filing any Tax Return with respect to each of the Purchased Assets and the Business, has been executed or filed with any Taxing Authority. No request for any extension of time within which to file any Tax Return has been made with respect to the Purchased Assets or the Business.

(g) Except as set forth in Section 5.15(g) of the Disclosure Schedule, there are no Liens for Taxes upon the Purchased Assets, except for Liens arising as a matter of Law relating to current Taxes not yet due.

(h) No Seller is a foreign person within the meaning of Section 1445 of the Code.

(i) None of the Purchased Assets is an interest (other than indebtedness within the meaning of Section 163 of the Code) in an entity taxable as a corporation, partnership, trust or real estate mortgage investment conduit for federal income Tax purposes.

(j) No issue has been raised by written inquiry of any Taxing Authority, which, by application of the same principles, would reasonably be expected to affect the Tax treatment of the Purchased Assets or the Business in any taxable period (or portion thereof) ending after the Closing Date.

(k) To the Knowledge of Seller, no power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets or the Business that would, in any manner, bind, obligate, or restrict Purchaser.

(l) No Seller (or any Affiliate thereof) has executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to any Seller (or Affiliate thereof), that would be binding on Purchaser for any taxable period (or portion thereof) ending after the Closing Date.

(m) No Seller has been a party to any “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or comparable state, local or non-U.S. Tax Law) and no such “listed transaction” has been undertaken with respect to any of the Purchased Assets.

5.16 Material Contracts.

(a) Section 5.16(a) of the Disclosure Schedule sets forth a list of all of the following Contracts (other than purchase orders) of the Sellers that relate to the Business, the Purchased Assets or the Assumed Liabilities (any such Contract required to be disclosed on Section 5.16(a) of the Disclosure Schedule, a “Material Contract”):

(i) Any (A) Lease or (B) lease of personal property (the “Personal Property Leases”) involving annual payments in excess of $10,000;

(ii) any Contract limiting in any respect the right of the Sellers or the Business to freely engage in any line of business anywhere in the world (other than customer Contracts and non-disclosure Contracts entered into in the Ordinary Course of Business that contain non-solicitation obligations with respect to U.S. employees or independent contractors);

(iii) any Contract for the purchase, acquisition or sale of materials, goods, services, equipment or other assets providing for annual payments made by or to the Sellers or the Business of $25,000 or more;

(iv) any Contract for the sale of any of the assets or properties of the Sellers (other than sale of inventory in the Ordinary Course of Business) or for the grant to any Person of any preferential rights to purchase any such assets or properties, in each case, other than in the Ordinary Course of Business;

(v) each limited liability company agreement, partnership agreement, joint venture agreement, strategic alliances, collaboration and other similar Contract (however named) that involves sharing profits or losses by any Seller with any other Person;

(vi) any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Sellers of any operating business or material assets or the capital stock of any other Person;

(vii) any Contract providing for or relating to any fees and expenses of any brokers or the incurrence, assumption, guarantee or payoff of any indebtedness or imposing a Lien (other than a Permitted Lien) on any of the Purchased Assets;

(viii) Contracts relating to any indebtedness (including Contracts that are a indenture, guaranty, loan or credit agreement, security agreement or which otherwise create or grant any Lien on any assets of the Sellers (other than Permitted Liens));

(ix) any Contract that (A) provides for a total compensation opportunity or fee equal to or exceeding $100,000 relating to U.S. employment, U.S. employee compensation (including salary or bonus), severance or consulting, with any U.S. officers, directors, U.S. employees, individual independent contractors or individual consultants (other than offer letters which do not provide for severance obligations) of the Business, including any that would become payable as a result of the consummation of the transactions contemplated hereby, or (B) restricts the ability to terminate the employment of any such Person or such agreement at any time for any lawful reason or for no reason without liability or severance obligation;

(x) any collective bargaining agreement or Contract with any labor union, works council, labor organization, group of U.S. employees or any collective bargaining representative;

(xi) any Contract providing for the annual sourcing of materials, goods, services, equipment or other assets of $10,000 or more, or providing any of the Sellers with exclusivity as to the sourcing of materials, goods, services, equipment or other assets;

(xii) any Contract for capital expenditures or the acquisition or construction of fixed assets;

(xiii) any Contract with a Key Vendor;

(xiv) any Contract with a Key Customer;

(xv) any settlement Contract arising out of any Action asserted by any Person (including any Governmental Body) which contains ongoing obligations (including payment obligations) or restrictions beyond the Closing Date;

(xvi) any sales agency, sales representation, reseller, distributorship, dealer, broker, franchise or similar Contract (other than Contracts with end user pricing terms under which products are not sold by the Sellers or the Business directly to the end user);

(xvii) any Government Contract (other than Contracts with end user pricing terms under which products are not sold by the Sellers or the Business directly to the end user);

(xviii) any Contract with (A) a “key man” provision, requirement or similar provision or that otherwise provides a Person with any rights in the event that a particular Person ceases to provide services under such Contract or remain employed or engaged by the Business, (B) a most favored nation, favored customer, price restriction or similar provision; (C) an exclusivity obligation, or (D) non-competition, non-solicitation, no hire or similar provisions;

(xix) any Contract which contains any fixed or indexed pricing or provisions regarding minimum volumes or minimum or fixed purchase requirements, volume discounts or rebates;

(xx) any (A) Inbound IP License other than licenses granted by any third Person to the Sellers for open source Software or off-the-shelf Software commercially available on standard, non-negotiated terms for a one-time or annual fee (whichever is higher) of no more than $10,000 and (B) Outbound IP Licenses other than non-exclusive licenses of Intellectual Property granted by the Sellers to customers in the Ordinary Course of Business;

(xxi) any Contract providing for the invention, creation, conception or other development of any material Intellectual Property (A) by the Sellers for any third Person, (B) by any third Person for the Sellers (other than any contracts with the Sellers’ U.S. employees relating to Intellectual Property) or (C) jointly by any Seller and any third Person;

(xxii) any Contract providing for the assignment or transfer of any ownership interest in any material Intellectual Property by (A) the Sellers to any third Person or (B) any third Person to the Sellers (other than any contracts with U.S. employees of the Business relating to Intellectual Property);

(xxiii) any Contract that requires the Sellers to indemnify any Person (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

(xxiv) any Contract relating to any pending acquisition of real property; and

(xxv) any Contract among any Seller and any of its Affiliates or Related Persons.

(b) With respect to each Government Contract, since the Reference Date, the Sellers and the Business have not: (i) materially breached or materially violated any Law, clause, provision or requirement pertaining to such Government Contract; (ii) been debarred or suspended from bidding on Government Contracts by a Governmental Body, or declared nonresponsible or ineligible for, government procurement pursuant to 48 C.F.R. Subpart 9.4, or any comparable state or local Laws and, to the Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to give rise to debarment, suspension, or a declaration that the Sellers or the Business are ineligible for government procurement; (iii) received any adverse findings in audits or investigations by any Governmental Body with respect to any Government Contract that remain unresolved; (iv) received any material written notice of breach, cure, show cause or default from any Governmental Body with respect to such Government Contract; (v) had such Government Contract terminated by any Governmental Body for default or failure to perform; or (vi) made any disclosure with respect to any material irregularity, misstatement or omission involving a Government Contract. All representations, certifications required under each Government Contract and statements executed and submitted by the Sellers or the Business in connection with Government Contracts were correct in all material respects as of their respective effective dates. The Sellers are not the subject of any pending claim pursuant to the False Claims Act (31 U.S.C. §§ 3729 et seq.) or any comparable state or local Laws and, to the Knowledge of Seller, no facts or circumstances exist that could reasonably be expected to give rise to a claim under the False

Claims Act or any comparable state or local Laws against Sellers or the Business. Each Seller and its officers, directors, employees and agents have complied in all material respects with applicable procurement Laws governing the awarding and performance of Government Contracts. To the Knowledge of Seller, neither the Sellers nor any of their respective directors, officers, agents or employees have had access to confidential or non-public information in connection with Government Contracts to which they were not lawfully entitled.

(c) Subject to the Bankruptcy Court approval, entry of the Bidding Procedures Order and Sale Order and assumption by the Sellers and assignment to Purchaser of the Purchased Contracts and Assumed Leases in accordance with applicable Law (including satisfaction of any Cure Amounts pursuant to Section 2.7 hereof) and except as set forth in Section 5.16(c) of the Disclosure Schedule, (i) the applicable Seller has in all material respects performed all obligations required to be performed by it and have not received any written or, to the Knowledge of Seller, verbal notice of any default or event that (with due notice or lapse of time or both) would constitute a default by the Sellers under any Material Contract, (ii) each Material Contract is a legal, valid and binding obligation of the Sellers and is in full force and effect (except to the extent subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and general equitable principles), (iii) to the Knowledge of Seller, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any Material Contract, (iv) no party to any Material Contract has exercised or, to the Knowledge of Seller, threatened to exercise any termination rights with respect to any such Material Contract, (v) no party to any Material Contract has threatened in writing to breach or adversely modify any Material Contract, and (vi) no party to any Material Contract has provided notice that such party does not intend to renew any Material Contract. Subject to the Bankruptcy Court approval, entry of the Bidding Procedures Order and Sale Order and assumption by the Sellers and assignment to Purchaser of the Purchased Contracts and Assumed Leases in accordance with applicable Law (including satisfaction of any Cure Amounts pursuant to Section 2.7 hereof), the Sellers will transfer to Purchaser at the Closing, good and valid title to the Material Contracts which are Purchased Contracts, free and clear of all Liens other than Permitted Liens. The Sellers have made available to Purchaser true, correct and complete copies of each of the Material Contracts, together with all amendments, modifications or supplements thereto.

5.17 Labor Matters.

(a) Section 5.17(a) of the Disclosure Schedule sets forth a true, correct, and complete list as of a date within thirty (30) days of the date hereof, of all (i) U.S. employees of the Business and (ii) independent contractors and consultants of the Business (other than those employed or retained by third-party corporate entities), in each case, showing for each individual the individual’s date of hire or engagement, hourly rate or salary or other basis of compensation (including annual bonus payments such individual is eligible to receive for the current calendar year), full-time or part-time status, exempt or non-exempt classification under the Fair Labor Standards Act and its state and local equivalents (“FLSA”), job title or function, location (state), paid time of entitlement for the current year, and an indication as to whether the individual holds a Seller-sponsored visa or other temporary work authorization, including the expiration date of such temporary work authorization (such schedule, the “Employee Census”).

(b) No Seller is, or has ever been, a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization with respect to the Business, no Seller is currently negotiating a collective bargaining agreement with respect to the Business, and no U.S. employee of the Business is, or since the Reference Date has been, represented by any union or labor organization with respect to such U.S. employee’s employment with the Sellers. Since the Reference Date, there has been no pending or threatened (i) union organization activity by any union, labor organization, or U.S. employees of the Business or (ii) labor dispute (e.g., strike, picketing, slowdown, lockout, unfair labor practice charge before the National Labor Relations Board or other similar tribunal, material grievance, or material arbitration) involving the Sellers or the Business. The execution and delivery of this Agreement and the performance of this Agreement do not require the Sellers to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with any unions, labor organizations, or groups of U.S. employees of the Business.

(c) The Sellers are not subject to any Order, consent decree, or settlement agreement that limits or affects their ability to manage their respective U.S. employees, service providers, or job applicants dedicated to the Business.

(d) The Sellers and the Business are, and since the Reference Date have been, in compliance in all material respects with all Laws relating to the employment of labor (including but not limited to those Laws related to the terms and conditions of employment, unfair labor practices, immigration, wages, hours, FLSA classification, benefits, child labor, leaves of absence, discrimination, harassment, retaliation, WARN, classification of independent contractors, worker health and safety, workers’ compensation, automated employment decisions tools (including artificial intelligence), and any other employment related matter). The Sellers have not, since the Reference Date, incurred, and no circumstances exist under which the Sellers would reasonably be expected to incur, any Liability arising from the failure to pay wages (including overtime wages), the misclassification of employees as independent contractors, the misclassification of employees as exempt from the requirements of the FLSA or similar state Laws, or a joint-employer relationship.

(e) Within the past six (6) months prior to the date of this Agreement, (i) there has been no “mass layoff” or “plant closing” (as defined under WARN) with respect to the Sellers or the Business and (ii) neither the Sellers nor the Business have not been affected by any transaction that would trigger application of WARN in the past six (6) months. The Sellers have complied in all material respects with WARN and, except as contemplated by the Transactions, have no plans to undertake any actions that would trigger WARN.

(f) The U.S. employees of the Business are authorized and have appropriate documentation to work in the jurisdictions in which they work and, to the Knowledge of Seller, no Form I-9 was improperly prepared or false or inadequate documentation was provided in connection with satisfying the requirements of such Form I-9. The Sellers have not, since the Reference Date, been notified in writing of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement or other federal agency charged with administration and enforcement of federal immigration laws concerning Sellers, and Sellers have not received any “no match” notices from ICE, the Social Security Administration or the IRS.

(g) Since the Reference Date, (i) to the Knowledge of Seller, no allegations of sexual harassment or sexual misconduct have been made against any director or officer of the Business; (ii) the Sellers have not entered into any settlement or separation agreements related to allegations of sexual harassment or sexual misconduct by an U.S. employee of the Business; (iii) to the Knowledge of Seller, no director or officer has left the Business wholly or partly as a result of an allegation of unlawful harassment (whether substantiated or not); (iv) the Sellers have not have investigated and taken prompt corrective action to prevent further discrimination and harassment with respect to each such allegation with potential merit; and (v) the Sellers have not incurred, and no circumstances exist under which the Sellers would reasonably be expected to incur, any Liability resulting from an allegation of sexual harassment or sexual misconduct.

(h) To the Knowledge of Seller, no U.S. employee of the Business is in any respect in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or obligations: (i) to the Sellers or (ii) to a former employer of any such individual relating to the right of such individual to be employed by the Business.

(i) There are no Actions pending or, to the Knowledge of Seller, threatened to be brought or filed against the Sellers of the Business with any Governmental Body, arbitrator or mediator by any U.S. employee, consultant or independent contractor of the Business, or by any Governmental Body, arbitrator or mediator relating to the employment or engagement of any such U.S. employee, consultant or independent contractor.

5.18 Employee Benefits.

(a) Section 5.18(a) of the Disclosure Schedule sets forth a correct and complete list of each material Seller Plan (other than offer letters which do not provide for severance obligations).

(b) No Seller Plan is, and neither the Sellers nor any of their ERISA Affiliates has since the Reference Date had any Liability with respect to, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, including a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) a plan or arrangement providing for, post-employment health or life insurance benefits or coverage, or other retiree welfare benefits, to any Person (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or any similar state Laws) which is or would become a Liability of the Purchaser.

(c) Except as disclosed on Section 5.18(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions, whether alone or in connection with any other event, will (i) result in any payment or benefit becoming due to any current or former U.S. employee, contractor or director of the Business or under any Seller Plan, (ii) increase any amount of compensation or benefits otherwise payable to any current or former U.S. employee, contractor or director of the Business or under any Seller Plan, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former U.S. employee, contractor or director of the Business or under any Seller Plan, or (iv) result in any “disqualified individual” with respect to the Business receiving any “excess parachute payment” (each such term as defined in Section 280G of the Code), determined without regard to any arrangements that may be implemented by the Purchaser or any of its Affiliates.

(d) The Sellers maintain no obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual under Section 409A or Section 4999 of the Code.

(e) There are no pending Actions that have been asserted or instituted with respect to any Seller Plan (other than routine claims for benefits) that could reasonably be expected to be material to the Business, and no such Action has been formally threated in writing.

5.19 Intellectual Property.

(a) Section 5.19(a) of the Disclosure Schedule sets forth a complete and accurate list of all (i) Patents, pending applications for Patents, registered Trademarks, pending applications for registration of Trademarks, registered Copyrights, pending applications for registration of Copyrights, and Domain Names included in the Owned Intellectual Property (collectively, the “Registered Intellectual Property”), and (ii) material unregistered Trademarks or other Intellectual Property owned or purported to be owned by the Sellers in connection with the Business; including, for each item of Registered Intellectual Property, the record owner, the jurisdiction in which such item has been issued, registered or filed, the issuance, registration or application number and date, as applicable, and the status and registrar, as applicable. All necessary registration, maintenance, renewal and other relevant filings and fees due and payable to any Governmental Body or Domain Name registrar to maintain all Registered Intellectual Property in full force and effect have been timely submitted and fully paid. All Registered Intellectual Property is subsisting, valid and enforceable, and all other material Owned Intellectual Property is valid and enforceable.

(b) The Sellers (i) are the sole and exclusive owners of all right, title and interest in and to all material Owned Intellectual Property, and (ii) have valid, enforceable and continuing rights to use, sell, license or otherwise exploit, as the case may be, pursuant to a valid and enforceable written Inbound IP License, all material Licensed Intellectual Property as the same is used in, sold, licensed by or otherwise exploited in the conduct of the Business as currently conducted, free and clear of all Liens, other than Permitted Liens. The Owned Intellectual Property, together with any Intellectual Property licensed under an Inbound IP License, constitutes all Intellectual Property used in, necessary and sufficient for, the conduct and operation of the Business as currently conducted.

(c) The conduct and operation of the Business, including the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the products and services of the Business as presently conducted and as currently proposed to be conducted, have not infringed, misappropriated, diluted, used without authorization, or otherwise violated, and do not infringe, misappropriate, dilute, use without authorization or otherwise violate any Intellectual Property of any third Person. Except as set forth on Section 5.19(c) of the Disclosure Schedule, the Sellers are not the subject of any pending or, to the Knowledge of Seller, threatened Actions alleging or involving any of the foregoing or challenging (A) the use, practice or other exploitation of any Owned Intellectual Property by the Sellers or the Business, (B) the ownership of any Owned

Intellectual Property by the Sellers or the Business, or (C) the validity or enforceability of any Owned Intellectual Property. Except as set forth on Section 5.19(c) of the Disclosure Schedule, the Sellers have not received any written notice of any such threatened claim or challenge, and, to the Knowledge of Seller, there are no facts or circumstances that would form the basis for any such claim or challenge.

(d) To the Knowledge of Seller, no Person has infringed, misappropriated, diluted, used without authorization or otherwise violated, or is currently infringing, misappropriating, diluting, using without authorization or otherwise violating any Owned Intellectual Property, and no such claims have been made in writing against any third Person by the Sellers.

(e) The Sellers have taken adequate security measures at least consistent with those in the industry in which the Business operates to protect and maintain the secrecy, confidentiality and value of all Trade Secrets (i) included in the Owned Intellectual Property or (ii) owned by any third Person to whom the Sellers have a confidentiality obligation. No Trade Secret material to the Business as presently conducted and proposed to be conducted has been authorized by the Sellers to be disclosed, or has been actually disclosed by the Sellers or the Business, to any third Person other than pursuant to a valid and enforceable written non-disclosure agreement restricting the disclosure and use thereof, and to the Knowledge of Seller, no such third Person is in violation of any such agreement or has otherwise misappropriated any such material Trade Secret.

(f) Each Seller has taken steps that are reasonably required to protect its rights in, and the confidentiality of, the Owned Intellectual Property developed by or on behalf of such Seller, and all other confidential or proprietary information belonging to, such Seller or provided by any other Person to such Seller. Without limiting the foregoing, each Seller has, and enforces, a policy requiring each of its U.S. employees, consultants and contractors who develop Intellectual Property to execute enforceable proprietary information disclosure, assignment of inventions and confidentiality agreements assigning all rights in any Owned Intellectual Property to such Seller and all current and former U.S. employees, independent contractors and consultants of such Seller, have executed such agreement in the form made available to the Purchaser. To the Knowledge of Seller, no current or former U.S. employee, independent contractor, or consultant has any claim, right or interest in or to any Owned Intellectual Property.

(g) Section 5.19(g) of the Disclosure Schedule sets forth a complete and accurate list of all IT Systems. The Sellers own, or have a valid right to access and use pursuant to a valid, written Inbound IP License, the IT Systems. The Sellers have taken reasonable measures to maintain and protect the performance, confidentiality, integrity and security of the IT Systems (and all Software, Customer Data, information and data stored or contained therein or transmitted thereby). The IT Systems are adequate and sufficient for, and operate and perform in all material respects as required in connection with, the operation of the Business as currently conducted and as currently proposed to be conducted. The IT Systems do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) materially disrupt or adversely affect the functionality of any IT Systems, or (ii) enable or assist any Person to access without authorization any IT Systems. There has been no security breaches of, or unauthorized access to or use of, any of the IT Systems or any unauthorized access to, or breach, unauthorized acquisition or disclosure, loss, corruption, alteration or misuse of any Personal Information, Customer Data, trade secrets or other confidential information processed by or on behalf of the Sellers, including as a result of any ransomware attack. To the Knowledge of Seller, there have been no failures, breakdowns, continued substandard performance, outages or unscheduled downtime or other adverse events affecting any of the IT Systems that have caused or resulted in a material disruption to the operation of the Business. Section 5.19(g) sets forth a true, complete and correct list of all Software licensed, used, reproduced, modified, or distributed by the Business (including the commercially available off-the-shelf Software used by the Business).

(h) Except as set forth on Section 5.19(h) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in: (i) the loss, termination or impairment of, or any Lien (other than Permitted Liens) on, any Owned Intellectual Property; (ii) the grant, assignment or transfer to any third Person of any license or other right or interest under, to or in any Owned Intellectual Property; (iii) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property; or (iv) the breach of, or creation on behalf of any Person of the right to terminate or modify any Contract relating to Owned Intellectual Property.

5.20 Data Privacy.

(a) Each Seller, and, to the Knowledge of Seller, any Person acting for or on behalf of the Sellers, is and has at all times been in material compliance with all Privacy Requirements. To the extent required of the Sellers or the Business by applicable Privacy Laws, the Sellers have implemented and maintained commercially reasonable policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. None of the Sellers’ privacy policies or notices have contained any material omissions or been materially misleading or deceptive. The Sellers have not received any written notice of any claims, charges, investigations or regulatory inquiries related to or alleging the material violation of any Privacy Requirements, and, to the Knowledge of Seller, there are no facts or circumstances that could form the basis for any such claim, charge, investigation or regulatory inquiry.

(b) The Sellers have (i) implemented and, since the Reference Date have maintained reasonable and appropriate security procedures and practices, including technical and organizational safeguards, at least consistent with practices in the industry in which the Business operates, to protect all Personal Information and other confidential data in its possession or under its control against loss, theft, misuse, or unauthorized access, use, modification, alteration, destruction or disclosure and (ii) taken reasonable steps to ensure that any third Person with access to Personal Information collected by or on behalf of the Business has implemented and maintains the same. To the Knowledge of Seller, any third Person who has provided any Personal Information to the Sellers has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required.

(c) Since the Reference Date, there have been no material breaches or security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Sellers or that has been Processed by or on behalf of the Sellers, and Sellers have not provided or, to the Knowledge of Seller, been legally required to provide any notices to any Person in connection with any such incidents. The Sellers have implemented commercially reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard all data and Personal Information in its possession or control. The Sellers have conducted commercially reasonable privacy and data security audits at reasonable and appropriate intervals and has resolved or remediated any material privacy or data security issues or vulnerabilities identified. Since the Reference Date, neither the Sellers nor any third Person acting at the direction of the Sellers has paid any (i) perpetrator of any data breach incident or cyber-attack or (ii) any third Person with actual or alleged information about a data breach incident or cyber-attack.

(d) The Sellers are in actual possession of and/or has control over, and has the right to use a copy of all Customer Data, data sets and databases that are materially necessary for the conduct of the Business (including as related to legacy products and products that have been or are in the process of being developed). The transfer of Personal Information in connection with the Transactions will not materially violate any Privacy Requirements as they currently exist.

5.21 Brokers and Finders. Except as set forth on Section 5.21 of the Disclosure Schedule, none of the Sellers has, directly or indirectly, any obligation, fixed or contingent, to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

5.22 Related Party Transactions. The Sellers are not indebted, directly or indirectly, to any of their respective Related Persons, Affiliates or any Affiliate of any shareholder of the Sellers, other than in connection with expenses or advances of expenses incurred in the Ordinary Course of Business or U.S. employee relocation expenses and for other customary U.S. employee benefits made generally available to all U.S. employees. Except as set forth on Section 5.22 of the Disclosure Schedule, none of the Sellers’ respective Related Persons or Affiliates are, directly or indirectly, indebted to any Seller or (excepting employment related agreements or arrangements, Seller Plans, consulting agreements or arrangements, restricted stock agreements, subscription agreements, stockholder agreements and option or incentive securities agreements), to the Knowledge of Seller, have any (i) transaction or arrangement or is a party to a Contract with the Sellers related to the Business or the Purchased Assets, (ii) material commercial relationship with any Key Customer or Key Vendors other than by virtue of the Sellers, (iii) direct or indirect ownership interest in any firm, company, partnership or corporation with which the Sellers have a business relationship, or any firm, company, partnership or corporation which competes with the Sellers, except for ownership of stock in (but not exceeding two percent (2%) of the outstanding capital stock of) any publicly traded company, or (iv) financial interest in any Purchased Asset or the Business.

5.23 Certain Payments; Sanctions and Export Controls.

(a) None of the Sellers or, to Knowledge of Seller, any U.S. director, manager, officer, employee or other Person associated with or acting on behalf of the Sellers or the Business, has directly or indirectly since the Reference Date (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, or (ii) established or maintained any fund or asset with respect to the Sellers or the Business that has not been recorded in the books and records of the Sellers.

(b) Each Seller and each of its U.S. directors (or equivalent), managers, officers, employees, agents and Affiliates is now, and has been since the Reference Date, in compliance in all material respects with all Anti-Corruption and Anti-Money Laundering Laws. The Sellers are not (nor are any of their respective U.S. directors (or equivalent), managers, officers, employees, agents or Affiliates) a Governmental Body or instrumentality of a Governmental Body. The Sellers and the Business have not (nor, to the Knowledge of Seller, any of its U.S. directors (or equivalent), managers, officers, employees, agents or Affiliates) been the subject of any investigations, reviews, audits or inquiries by a Governmental Body related to Anti-Corruption and Anti-Money Laundering Laws, and, to the Knowledge of Seller, no investigation, review, audit, or inquiry by any Governmental Body with respect to Anti-Corruption and Anti-Money Laundering Laws is pending or threatened. None of the Sellers or any of their respective Representatives, consultants or agents thereof acting on such Seller’s behalf, directly or indirectly, (a) has made any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to any foreign official (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign government, or any agency or subdivision thereof, or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof.

(c) No Seller or any U.S. director, manager, officer, employee or other Person associated with or acting on behalf of the Sellers or the Business (i) is a Person with whom transactions are prohibited or limited under any U.S. economic sanctions Laws, including those administered by the Office of Foreign Assets Control, or (ii) since the Reference Date has violated any U.S. economic sanctions Laws. None of the Products or services sold by the Business are subject to any U.S. export control Laws.

5.24 Banks; Powers of Attorney. Section 5.24 of the Disclosure Schedule sets forth a true, correct and complete list of the names and locations of all banks in which the Sellers have depository bank accounts, safe deposit boxes or trusts or other account into which any customer of the Business makes a payment, the account numbers of such accounts and the names of persons authorized to draw thereon or otherwise have access thereto.

5.25 Business Relationships; Suppliers and Customers.

(a) Section 5.25(a) of the Disclosure Schedule sets forth an accurate and complete list of the top twenty (20) customers of the Business (the “Key Customers”), as measured by the dollar amount of the aggregate revenue generated by each Key Customer during the fiscal year ended December 31, 2023 and for the six (6)-month period ended June 30, 2024, showing the approximate total revenue for each Key Customer during each such period.

(b) Section 5.25(b) of the Disclosure Schedule sets forth an accurate and complete list of the top twenty (20) vendors of the Business (the “Key Vendors”), as measured by the dollar amount of the aggregate fees paid by the Sellers to such Key Vendors during the fiscal years ended December 31, 2023 and for the six (6)-month period ended June 30, 2024, showing the approximate total payments by the Sellers to such Key Vendors during each such period.

(c) Except as set forth on Section 5.25(c) of the Disclosure Schedule, since December 31, 2023, none of the Key Customers has terminated or provided written notice to terminate its relationship with the Business and, to the Knowledge of Seller, no Key Customer has threatened to or intends to terminate the terms of its business with the Business, either as a result of the Transactions or otherwise. Except as set forth in Section 5.16(c) of the Disclosure Schedule, each Seller has in all material respects performed all obligations required to be performed by it to date under each Contract with a Key Customer, as applicable and the Sellers are not in default or breach of any such Contract (with due notice or lapse of time or both). There is no Action pending or, to the Knowledge of Seller, threatened by (i) the Sellers or the Business against a Key Customer or (ii) a Key Customer against the Sellers or the Business.

5.26 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article V, NEITHER THE SELLERS, NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SELLERS, THEIR BUSINESS, OPERATIONS, ASSETS, STOCK, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS. PURCHASER HEREBY EXPRESSLY WAIVES ANY CLAIMS AND CAUSES OF ACTION AND ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE IN EACH CASE RELATING TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO PURCHASER AND ITS REPRESENTATIVES BY OR ON BEHALF OF THE SELLERS. WITHOUT LIMITING THE FOREGOING, NEITHER THE SELLERS NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE SELLERS OR BUSINESS.

Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the representations and warranties contained in this Article VI to the Sellers as of the date hereof.

6.1 Organization, Good Standing and Other Matters. Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its Business as now being conducted and as presently proposed to be conducted by it except where such failure would not materially and adversely affect Purchaser’s ability to consummate the Transactions.

6.2 Authority. Purchaser has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Purchaser is a party, and the consummation by Purchaser of the Transactions, have been duly authorized and approved by its respective board of directors (or equivalent governing body), and no other action on the part of Purchaser or each entity’s equityholders is necessary to authorize the execution, delivery and performance of this Agreement or any Ancillary Documents to which it is a party by Purchaser and the consummation of the Transactions. This Agreement and each of the Ancillary Documents to which Purchaser is a party has been duly executed and delivered by Purchaser, as the case may be, and, assuming the due execution of this Agreement and each of the Ancillary Documents to which Purchaser is a party by the other Persons that are a party thereto, constitute valid and binding obligations of Purchaser, as the case may be, enforceable against it in accordance with their terms except (a) to the extent that enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

6.3 No Conflict; Required Filings and Consents. Except as set forth in Schedule 6.3, the execution and delivery of this Agreement and the consummation of the Transactions by Purchaser will not (a) violate the provisions of Purchaser’s organizational documents, (b) violate any Law or Order to which it is subject or by which any of each such entity’s properties or assets are bound, (c) require Purchaser to obtain any consent or approval, or give any notice to, or make any filing with, any Governmental Body, (d) result in a material violation or breach of (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation, modification, acceleration, first offer or first refusal under, or require the consent of any third party to, any material Contract to which Purchaser is a party, or (e) result in the imposition or creation of any Lien upon or with respect to any of Purchaser’s assets or properties; excluding from the foregoing clauses (a) through (e) consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation, modification or termination, and Liens, the existence of which would not, individually or in the aggregate, materially and adversely affect Purchaser’s ability to consummate the Transactions.

6.4 Litigation. There are no Actions pending against, or threatened against, Purchaser that would materially and adversely affect Purchaser’s ability to consummate the Transactions.

6.5 Financing.

(a) As of the date hereof, Purchaser has received, and delivered to the Sellers, an executed debt commitment letter (the “Debt Commitment Letter”), pursuant to which the lenders named therein (the “Lenders”) have committed to lend to Purchaser the Debt Financing for the purpose of funding the Transactions.

(b) As of the Closing, the net proceeds from the Debt Financing, when funded in accordance with its terms, will be sufficient for Purchaser to have access to sufficient cash to pay the Purchase Price, all costs, fees and expenses to be paid by Purchaser that are necessary to consummate the Transactions, and assume the Assumed Liabilities.

(c) Purchaser’s ability to consummate the Transactions is not contingent upon its ability to secure any financing or funding, including the Debt Financing.

6.6 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article VI, PURCHASER ACKNOWLEDGES AND AGREES THAT NEITHER SELLERS NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SELLERS OR THEIR BUSINESS, OPERATIONS, ASSETS, STOCK, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS. PURCHASER HEREBY EXPRESSLY WAIVES ANY CLAIMS AND CAUSES OF ACTION AND ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE IN EACH CASE RELATING TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO PURCHASER AND ITS REPRESENTATIVES BY OR ON BEHALF OF THE SELLERS. WITHOUT LIMITING THE FOREGOING, NEITHER SELLERS NOR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS OF THE SELLERS OR THE BUSINESS.

Article VII

BANKRUPTCY COURT MATTERS

7.1 Stalking Horse Bidder . The Sellers have selected Purchaser to serve as a “Stalking Horse Bidder,” whereby this Agreement is subject to approval by the Bankruptcy Court and the consideration by the Sellers of higher or better competing bids in respect of the Purchased Assets (whether in combination with other assets of the Sellers and their respective Subsidiaries or otherwise) in accordance with the terms of the Bidding Procedures Order (each, a “Competing Bid”).

7.2 Approval of Break-Up Fee; Expense Reimbursement.

(a) The Sellers acknowledge and agree that Purchaser has expended considerable time and expense in connection with this Agreement and the negotiation thereof and the identification and quantification of assets of the Sellers and the Business. In consideration therefor, the Sellers shall file with and seek the approval of the Bankruptcy Court of the Bidding Procedures Motion, including the Break-Up Fee and the entry by the Bankruptcy Court of the Bidding Procedures Order approving the payment of the Break-Up Fee, which will compensate Purchaser for its efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and the financing thereof, and deeming the Expense Reimbursement as an administrative priority expense under Sections 503(b) and 507(a)(1) of the Bankruptcy Code. The Sellers shall pay to Purchaser the Break-Up Fee by wire transfer of immediately available funds, without further order of the Bankruptcy Court, on the first Business Day after the occurrence of any of the following events:

(i) Any Seller voluntarily withdraws the Sale Motion other than in connection with the Sellers’ termination of this Agreement in accordance with Section 4.4(d)(i) or Section 4.4(d)(ii) hereof;

(ii) the Bankruptcy Court approves an Alternative Transaction, a Competing Bid or a Restructuring Transaction;

(iii) the Bankruptcy Court fails to enter the Sale Order by the Termination Date;

(iv) to the extent that a Seller is no longer under the jurisdiction of the Bankruptcy Court through either the dismissal of the Bankruptcy Cases or the consummation of a plan of reorganization in the Bankruptcy Cases, such Seller consummates an Alternative Transaction or Restructuring Transaction prior to a date eighteen months following the date hereof; or

(v) Purchaser terminates this Agreement in accordance with the provisions of Section 4.4(a) or Section 4.4(c) hereof.

(b) The Parties agree that Sellers’ obligation to pay the Break-Up Fee as set forth herein (i) is an integral part of the Transactions, (ii) in the absence of the Sellers’ obligation to make this payment, Purchaser would not have entered into this Agreement, and (iii) is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Purchaser for its efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision as of the date hereof. The Parties agree that if this Agreement is terminated in circumstances under which the Break-Up Fee is payable, Purchaser’s receipt of the Break-Up Fee in accordance with this Agreement (in addition to the return of the Good Faith Deposit to Purchaser in accordance with Section 3.2(b)(iii)) shall, except for Actions based on Fraud, be the sole and exclusive remedy of Purchaser against the Sellers and any of their respective Affiliates for any Liability, damage or other loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and upon payment of such amounts, none of the Sellers or any of their respective Affiliates shall have any further monetary Liability relating to or arising out of this Agreement or the Transactions., except (A) to the extent that the Purchaser suffers losses as a result of any intentional misrepresentation, willful breach or Fraud, in which case Purchaser shall be entitled to additional relief and remedies otherwise available at law or in equity, and (B) Purchaser may seek injunctive or equitable relief in connection with any actual or threatened breach of this Agreement.

7.3 Bidding Procedures. This Agreement is subject to approval by the Bankruptcy Court and the consideration by the Sellers of an Alternative Transaction. The Sellers shall seek the

Bankruptcy Court’s approval of the Bidding Procedures Order, which shall include procedures and overbid protections for the submission and consideration of qualified bids, along with such other bidding procedures as determined by the Sellers to be deemed appropriate.

7.4 The Sale Order. Subject to their right to pursue a Competing Bid in accordance with the Bidding Procedures Order, the Sellers shall use their best efforts to cause the Bankruptcy Court to enter a Sale Order, which contains, among other provisions requested by Purchaser, the following provisions:

(a) the sale of the Purchased Assets by the Sellers to Purchaser (A) are or will be legal, valid and effective transfers of the Purchased Assets; (B) vest or will vest Purchaser with all right, title and interest of such Seller to the Purchased Assets free and clear of all Liens, Claims, and Interests, and other “interests” pursuant to Section 363(f) of the Bankruptcy Code (other than Permitted Liens); and (C) constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code and the laws of the states in which each Seller is incorporated and any other applicable non-bankruptcy laws;

(b) all amounts to be paid to Purchaser pursuant to this Agreement constitute administrative expenses under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and are immediately payable if and when the obligations of each Seller arise under this Agreement, without any further order of the Bankruptcy Court;

(c) all Persons are enjoined from taking any actions against Purchaser or any Affiliates of Purchaser (as they existed immediately prior to the Closing) to recover any claim which such Person has solely against a Seller or its Affiliates;

(d) obligations of the Sellers relating to Taxes, whether arising under law, by this Agreement, or otherwise, shall be fulfilled by the Sellers;

(e) the provisions of the Sale Order are non-severable and mutually dependent;

(f) provide that Purchaser will not have any derivative, successor, transferee or vicarious liability for Liabilities of the Sellers or any Subsidiary of the Sellers (whether under federal or state law or otherwise) as a result of the sale of the Purchased Assets, including Liabilities on account of any Taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the Business or the Purchased Assets;

(g) Purchaser has acted in good faith within the meaning of Section 363(m) of the Bankruptcy Code, the Transactions are undertaken by Purchaser and the Sellers at arm’s length, without collusion and in good faith within the meaning of Section 363(m) of the Bankruptcy Code, and such Parties are entitled to the protections of Section 363(m) of the Bankruptcy Code;

(h) all Purchased Contracts shall be assumed by the Sellers and assigned to Purchaser pursuant to Section 365 of the Bankruptcy Code and the Sellers and Purchaser shall be obligated to pay all Cure Amounts pursuant to Section 2.7 of this Agreement;

(i) the Bankruptcy Court retains exclusive jurisdiction to interpret and enforce the provisions of this Agreement, the Bidding Procedures Order and the Sale Order in all respects;

provided, however, that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this clause or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter; and

(j) such other provisions as Purchaser may agree to.

7.5 Bankruptcy Court Filings.

(a) As promptly as practicable after the date of this Agreement, but in no event later than the date the Bidding Procedures Motion is filed, the Sellers shall file, in form and substance satisfactory to Purchaser, the Sale Motion. At least twenty-one (21) days prior to the hearing approving the Sale Order, the Sellers shall serve a copy of the Sale Motion (along with a copy at the proposed Sale Order and the Bidding Procedures Order) on each jurisdiction where the Purchased Assets are subject to Tax, all creditors and equityholders of the Sellers, applicable regulators, and all parties that have an interest in the Purchased Assets.

(b) Sellers shall use their best efforts to obtain entry of the Sale Order no later than the Termination Date.

(c) Purchaser agrees that it will promptly take such actions as are reasonably requested by the Sellers to assist in obtaining approval of the Break-Up Fee, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court. In the event the entry of the determination of approval of the Break-Up Fee shall be appealed, the Sellers and Purchaser shall use their respective commercially reasonable efforts to defend such appeal.

(d) Sellers and Purchaser acknowledge that this Agreement and the Transactions are subject to entry of, as applicable, the Bidding Procedures Order and the Sale Order. In the event of any discrepancy between this Agreement, the Bidding Procedures Order, and the Sale Order, the Sale Order shall govern.

(e) Purchaser agrees that it will promptly take such actions as are reasonably requested by the Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement.

(f) After entry of the Sale Order, the Sellers shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Sale Order.

(g) To the extent reasonably practicable, prior to filing any material pleadings, motions or other document in the Bankruptcy Cases that relates, in material part, to this Agreement, the Sellers shall use commercially reasonable efforts to provide a copy thereof to the Purchaser and its counsel, provide the Purchaser and its counsel a reasonable opportunity to review and comment on such document, and any amendment or supplement thereto and reasonably consider any reasonable comments of the Purchaser and its counsel, as determined in the sole discretion of the Sellers and their counsel, into such document and any amendment or supplement thereto that are consistent with the terms of this Agreement and the Transactions.

(h) In the event an appeal is taken, or a stay pending appeal is requested, from the Sale Order, the Sellers shall promptly notify Purchaser of such appeal or stay request. The Sellers shall use commercially reasonable efforts to defend any such appeal.

(i) On or before October 1, 2024, Sellers shall file this Agreement with the Bankruptcy Court and seek an order selecting Purchaser as the Stalking Horse Bidder and approving this Agreement as the “Stalking Horse Bid”.

7.6 Notice to Holder of Liens, Claims, and Interests. The Sellers shall provide notice of the Sale Order to all holders of Liens, Claims, and Interests in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and any other applicable Order of the Bankruptcy Court.

7.7 Purchased Contracts.

(a) Sellers shall file (or cause to be filed) a notice of assumption (the “Assumption Notice”) with the Bankruptcy Court in accordance with the Bidding Procedures Order and serve such notice on each counterparty to a Purchased Contract listed thereon. The Assumption Notice shall identify all Purchased Contracts that Sellers and Purchaser believe may be assumed and assigned in connection with the sale of the Purchased Assets and set forth a good faith estimate of the amount of Cure Amounts applicable to each such Purchased Contract (and if no Cure Amount is estimated to be applicable with respect to any particular Purchased Contract, the amount of such Cure Cost designated for such Purchased Contract shall be “$0.00”). Purchaser shall have the right, by written notice delivered to the Sellers at any time during the period from and after the date hereof and until the Closing Date to delete any Contract (including any Lease) from Schedule 2.1(g) (it being understood that any such Contract deleted by Purchaser from Schedule 2.1(g) may subsequently be rejected by the Sellers in the Bankruptcy Cases). Purchaser shall also have the right by written notice delivered to the Sellers at any time during the period from and after the date hereof and until the Closing Date to add any Contract to Schedule 2.1(g); provided that such Contract has not been previously rejected in the Bankruptcy Cases.

(b) Prior to the Closing Date, Purchaser shall provide to the Sellers a list of those Purchased Contracts that Purchaser elects to have assumed and assigned to Purchaser on the Closing Date. Only those executory Purchased Contracts that Purchaser elects to have assumed and assigned prior to the Closing Date will constitute Purchased Contracts and will be assumed by the applicable Seller and assigned to Purchaser pursuant to the Sale Order. The Sellers shall file such motions or pleadings as may be appropriate or necessary to assume and assign the Purchased Contracts and to determine the amount of the Cure Amounts; provided, that nothing herein shall preclude the Sellers from filing one or more motion to reject any Contracts that are not Purchased Contracts.

(c) Notwithstanding any provision in this Agreement to the contrary, a Contract shall not be a Purchased Contract hereunder and shall not be assigned to, or assumed by, Purchaser to the extent that such Contract is (i) deemed rejected under Section 365 of the Bankruptcy Code, (ii) the subject of an objection to assignment or assumption or requires the consent of any Governmental Body or other third party (other than, and in addition to, the Bankruptcy Court) in order to permit the assumption and assignment by the applicable Seller to Purchaser of such Contract pursuant to Section 365 of the Bankruptcy Code, and such objection has not been resolved or such consent has not been obtained prior to the thirtieth day following the Closing Date (as such period may be extended by mutual agreement of the Sellers and Purchaser), or (iii) is terminated by any party thereto other than a Seller, or terminates or expires by its terms, on or prior to such time as it is to be assumed by Purchaser as a Purchased Contract hereunder and is not continued or otherwise extended upon assumption. In no event shall the failure to assign to Purchaser any Contract in accordance with subsections (i) through (iii) above reduce the Purchase Price payable to the Sellers or constitute a failure to satisfy the conditions precedent of the Sellers under Section 10.2.

(d) Subject to the terms of Section 2.6, Section 4.2, Section 4.3, Section 7.7(a) and Section 7.7(b), Purchaser shall make provision for the payment of the Cure Amounts in accordance with the Sale Order.

(e) Notwithstanding any provision in this Agreement to the contrary, from and after the date of the Assumption Notice through the Closing Date, the Sellers will not reject or take any action (or fail to take any action that would result in rejection by operation of Law) to reject, withdraw, repudiate or disclaim any Purchased Contract unless (i) Purchaser has provided its prior written consent or (ii) Purchaser has removed such Purchased Contract from the list of Contracts to be assumed and assigned.

7.8 Bankruptcy Court Approval. The Sellers shall use commercially reasonable efforts to obtain approval of the Bidding Procedures Order and Sale Order as expeditiously as possible following the Petition Date.

Article VIII

COVENANTS

8.1 Access to Information. The Sellers agree that, from the date hereof until the earlier of the Closing Date and the termination of this Agreement, Purchaser shall be entitled, through its Representatives, to make such investigation of the properties, records, businesses and operations of the Sellers and the Business, including for purposes of Purchaser’s review of the Pre-Closing Statement, and such examination of the books, records and financial condition of the Sellers and the Business as it reasonably requests in advance in writing, and that Sellers will provide reasonable access to its respective officers, employees, consultants and agents in connection with such requests, and to make extracts and copies of such books and records at Purchaser’s sole cost and expense; provided, however, that (a) such access does not unreasonably interfere with the operation of the Sellers or the Businesses and shall be subject to the Sellers’ reasonable security measures and insurance requirements, which shall be provided to Purchaser and its Representatives in advance and in writing, (b) Purchaser and its authorized agents and Representatives shall not contact or otherwise communicate with the employees, customers or suppliers of the Sellers or the Business in connection with the transactions contemplated by this Agreement unless, in each instance, approved in writing in advance by the Sellers, (c) under no circumstances shall Purchaser be entitled to conduct any sampling, testing or other surface or subsurface investigation of any environmental media or other building material without consent of Biolase, which shall not be unreasonably withheld or delayed, and (d) nothing herein shall require the Sellers to furnish to Purchaser or provide Purchaser with access to information that legal counsel for Sellers reasonably concludes is restricted by applicable Contract or Law except in strict compliance with the applicable Contract or Law, or that may be subject to attorney-client privilege. No investigation by Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers contained in this Agreement or the Ancillary Documents. The Sellers shall use reasonable efforts to promptly deliver to Purchaser such copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed by the Sellers in the Bankruptcy Cases related, in material part, to the proposed sale of the Purchased Assets and otherwise cooperate with Purchaser, to the extent reasonably necessary in connection with Purchaser’s preparation for or participation in any part of the Bankruptcy Cases in which Purchaser’s participation is necessary, required or reasonably appropriate. The Sellers shall promptly deliver to Purchaser all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other Action as Purchaser may reasonably request.

8.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly contemplated by this Agreement (including the prosecution of the Bankruptcy Cases and sale process contemplated therein) or with the prior written consent of Purchaser, the Sellers shall:

(i) conduct the Business only in the Ordinary Course of Business;

(ii) use their best efforts to (A) preserve their present business operations and organization (including their management and sales force) and the goodwill of the Sellers and the Business and (B) preserve and maintain the Purchased Assets and the Business’s rights, relationships, Contracts and goodwill of its customers, lenders, suppliers, regulators, vendors, service providers, personnel and others having business relations with it;

(iii) maintain (A) all of the assets and properties of the Sellers and the Business in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the assets and properties of the Sellers and the Business in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the Documents in the Ordinary Course of Business and (B) continue to collect Accounts Receivables and pay accounts payable of the Business in the Ordinary Course of Business;

(v) notify the Purchaser promptly (and in all cases, no later than forty-eight (48) hours) in the event a Key Customer or Key Vendor threatens or notifies the Sellers of its intention to terminate or otherwise modify its relationship with the Business, and in such case, the Sellers shall consult with Purchaser with respect to such Key Customer or Key Vendor;

(vi) comply in all material respects with applicable Laws; and

(vii) not take any action which would adversely affect the ability of the Parties to consummate the Transactions other than in connection with marketing the Business to other potential bidders.

(b) Except as otherwise expressly contemplated by this Agreement (including the prosecution of the Bankruptcy Cases and sale process contemplated therein) or as otherwise set forth in Section 8.2(b) of the Disclosure Schedule, without the prior written consent of Purchaser, the Sellers shall not:

(i) issue, create, incur, assume or guarantee any indebtedness, other than pursuant to the Terms and Conditions of Proposed Senior Secured, Super-Priority Debtor-in-Possession Credit Facility, by and among the Sellers and SWK Funding LLC dated as of October 1, 2024;

(ii) acquire any properties or assets (other than inventory in the Ordinary Course of Business) or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except for sale of inventory in the Ordinary Course of Business);

(iii) except as required pursuant to the terms of any Seller Plan in effect on the date hereof and set forth on Section 5.18(a) of the Disclosure Schedule or any agreements to pay Compensatory Amounts set forth on Section 5.18(a) of the Disclosure Schedule (which shall be treated as an Excluded Liability), (A) establish or increase or promise to increase any benefits under any Seller Plan, except as required by applicable Law or (B) award or pay any bonuses to any employee, or enter into any employment, bonus, severance or similar agreement (nor amend any such agreement) or agree to increase the compensation payable or to become payable by it to any employee or enter into or materially amend any Seller Plan;

(iv) give notice to terminate or modify any Purchased Contract or enter into any new Contract that would constitute a Purchased Contract, if entered into prior to the date of this Agreement;

(v) make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as is required by applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Returns;

(vi) subject to any Lien or otherwise encumber or permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of the

Sellers, other than Permitted Liens in the Ordinary Course of Business or which are otherwise released in connection with the Bankruptcy Cases and the Sale Order;

(vii) enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(viii) enter into any commitment for capital expenditures in excess of $25,000 for any individual commitment and $50,000 for all commitments in the aggregate;

(ix) negotiate, enter into, modify or terminate any labor or collective bargaining agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization;

(x) (A) implement any employee layoffs that could implicate the WARN Act or (B) hire, engage or terminate (without cause) the employment of any employee with annual compensation in excess of $150,000;

(xi) release, assign, compromise, settle or agree to settle any Action, other than compromises, settlements or agreements to settle Actions that involve only the payment of money damages not in excess of $25,000 individually or $100,000 in the aggregate;

(xii) other than in the Ordinary Course of Business, accelerate the collection of any Accounts Receivable or other payment (including by offering or promoting discounts or rebates outside of the Ordinary Course of Business);

(xiii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Business, or the ability of the Sellers to compete with or conduct any business or line of business in any geographic area;

(xiv) make any changes in its financial accounting methods, except insofar as may have been required by (i) applicable Law or (ii) a change in GAAP;

(xv) sell, lease, license, sublicense, assign, transfer, abandon, allow to lapse or expire, or otherwise dispose of any Owned Intellectual Property (other than (x) in the Ordinary Course of Business, (y) non-exclusive licenses granted to third Persons in the Ordinary Course of Business, or (z) with respect to immaterial or obsolete Intellectual Property);

(xvi) amend the organizational documents of any Seller;

(xvii) make any expenditure related to or in connection with the Excluded Business; or

(xviii) agree to do anything prohibited by this Section 8.2.

8.3 Notices, Consents and Permits. Promptly following the execution of this Agreement, each Seller shall: (a) give, or cause to be given, all notices required to be given to third parties under Purchased Permits and the Purchased Contracts or as otherwise required under the Bidding Procedures Order (including the Assumption and Assignment Notice and Sale Notice, each as defined therein) and (ii) any other notices in the Bankruptcy Cases that are customary for contract counterparties; (b) use commercially reasonable efforts to obtain those third party consents set forth on Schedule 8.3; and (c) use commercially reasonable efforts to assign and deliver the Purchased Permits and the Purchased Contracts to Purchaser at Closing; provided, the Sellers shall not be required to pay money or offer or grant any accommodation (financial or otherwise) to any third party in pursuant to this Section 8.3 other than any Cure Amounts contemplated under the Agreement. Purchaser shall reasonably cooperate with the Sellers in obtaining the consents and approvals and assigning and delivering the Purchased Permits contemplated pursuant to this Section 8.3.

8.4 Further Assurances. Each of the Sellers and Purchaser shall use reasonable best efforts to (a) obtain all necessary consents, approvals or waivers of all Governmental Bodies, and of all other Persons, required to be obtained by the Parties in connection with the consummation of the Transaction, (b) take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things which are necessary, proper or advisable to consummate and make effective the Transactions, including executing any additional instruments reasonably requested by another Party (without cost or expense to the executing party) necessary to carry out the Transactions and to fully carry out the purposes of this Agreement; provided, however, that except for Purchaser’s obligations to discharge an Assumed Liability, nothing in this Section 8.4 shall require any Party or its Affiliates to pay money to, commence or participate in any Action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing.

8.5 Non-Competition; Non-Solicitation; Confidentiality.

(a) For a period from the date hereof until the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), the Sellers shall not own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business; provided, however, that the restrictions contained in this Section 8.5(a) shall not (i) restrict the acquisition by any Seller, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in the Business or (ii) restrict the ownership, management, operation, control or provision of services related to any Excluded Asset. The Parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b) During the Restricted Period, the Sellers shall not, directly or indirectly: (i) cause, solicit, induce or encourage any Transferred Employees or independent contractors of the Sellers who are or become independent contractors of Purchaser or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual; (ii) cause, induce or encourage any actual or prospective client, customer, supplier, or licensor of the Sellers with respect to the Business (including any existing or former customer of the Sellers and any Person that becomes a client or customer of Purchaser with respect to the Business after the Closing) or any other Person who has a material business relationship with Sellers or Purchaser with respect to the Business, to divert, terminate or modify any such actual or prospective relationship or (iii) take any action that is designed or intended to have the effect of discouraging any actual or prospective client, customer, supplier, or licensor of the Sellers with respect to the Business (including any existing or former customer of the Sellers and any Person that becomes a client or customer of Purchaser with respect to the Business after the Closing) from maintaining its business relationship with the Business; provided however, that the foregoing shall not restrict the inducement or encouragement of any client, customer, supplier, or licensor related to any Excluded Asset.

(c) From and after the date hereof, the Sellers shall not, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information except (i) as specifically required by Law, (ii) in connection with any effort to enforce any rights or defend any claim under this Agreement or the Ancillary Documents or related to the Transactions, (iii) in connection with the Bankruptcy Cases if so requested under the Bankruptcy Code or Bankruptcy court local rules, and (iv) as necessary solely to wind down any of the Sellers’ estates or in connection with the enforcement of the rights of, or the defense of any Action against or involving any Seller or its officers, directors and Affiliates; provided, however, that in the event disclosure is allowable pursuant to the foregoing clause (i), the Sellers shall, to the extent reasonably possible and legally permissible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek, at its sole cost and expense, an appropriate protective order.

(d) From and after the date hereof, (i) Sellers shall not make, or cause to be made, any statement (whether oral or written) that disparages the reputation or business of the Business, the Purchaser or any of its Affiliates and (ii) Purchaser shall not, and shall cause its Affiliates not to, make, or cause to be made, any statement (whether oral or written) that disparages the reputation or business of the Sellers or any of their Affiliates; provided, however, that nothing in this Section 8.5(d) shall restrict any Person enforcing its rights hereunder or from testifying truthfully in any Action.

(e) The covenants and undertakings contained in this Section 8.5 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 8.5 will cause irreparable injury to the Parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Parties will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 8.5. The rights and remedies provided by this Section 8.5 are cumulative and in addition to any other rights and remedies which the Parties may have hereunder or at law or in equity. In the event of a violation or breach by the Sellers of any agreement set forth in this Section 8.5, the term of the Restricted Period shall be extended by a period equal to the duration of such violation or breach.

(f) The covenants contained in this Section 8.5 and each provision hereof are severable and distinct covenants and provisions. The Parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 8.5 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party.

8.6 Preservation of Records. For a period of until the latest to occur of (a) three (3) years after the Closing Date and (b) the conclusion of all proceedings relating to the Bankruptcy Cases, Purchaser shall promptly provide to the Sellers and their respective Affiliates (after reasonable notice and during reasonable business hours, and solely to the extent such access does not unreasonably interfere with the business of Purchaser and its Affiliates), and at the Sellers’ sole cost and expense, access to all Documents included in the Purchased Assets for periods prior to the Closing and reasonable access to Transferred Employees with the consent of Purchaser to the extent such access is necessary in order for any Seller or its Affiliates (as applicable) to comply with applicable Law or any Contract to which it is party, for liquidation, winding up, Tax reporting or other proper purposes, including any litigation and claims that are Excluded Liabilities, and so long as such access is subject to an obligation of confidentiality and would not interfere unreasonably with the Business or operations of Purchaser and its Affiliates. Such access shall include access to any information in electronic form to the extent reasonably available and to the extent Purchaser elects in its sole discretion to provide such information in electronic form.

8.7 Publicity. Following the Closing Date, neither Sellers nor any of their Affiliates shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of Purchaser, unless disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement, provided that Sellers shall use commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with Purchaser with respect to the text thereof.

8.8 Assignment of Contracts and Rights.

(a) To the maximum extent permitted by the Bankruptcy Code, the Purchased Assets shall be assumed and assigned to Purchaser pursuant to Sections 363 and 365 of the Bankruptcy Code as of the Closing Date or such other date as specified in the Sale Order or this Agreement, as applicable and all Cure Amounts shall be paid pursuant to Section 2.7 of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any right thereunder if an attempted assignment without the consent of a third party would constitute a breach or in any way adversely affect the rights of Purchaser following the Closing (all such Purchased Assets, “Delayed Transfer Assets”). If, as of the Closing Date, such consent is not obtained or such assignment is not attainable pursuant to sections 105, 363 or 365 of the Bankruptcy Code other than at Purchaser’s request then until the earlier of (x) one hundred eighty (180) days from the Closing Date and (y) the Wind-Up End Date, but in no event earlier than ninety (90) days from the Closing Date, unless otherwise mutually agreed to by the Sellers and the Purchaser, the Sellers shall:

(i) hold the Delayed Transfer Assets in trust for Purchaser;

(ii) comply with the terms and provisions of or relating to the Delayed Transfer Assets as agents (or such other designation as may be permitted by applicable Law) for Purchaser at Purchaser’s cost and for Purchaser’s benefit;

(iii) co-operate with Purchaser in any reasonable and lawful arrangements designed to provide the benefits of the Delayed Transfer Assets to Purchaser, including subcontracting, sublicensing or subleasing the Delayed Transfer Assets to Purchaser; and

(iv) enforce, at the request of Purchaser and at the expense and for the account of Purchaser, any rights of the Sellers under or arising from the Delayed Transfer Assets against any third party, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of Purchaser.

(v) In order that the full value of the Delayed Transfer Assets may be realized for the benefit of Purchaser, the Sellers shall, at the request and expense and under the direction of Purchaser, in the name of the Sellers or otherwise as Purchaser may specify, take commercially reasonable action and do or cause to be done all such things as are, in the opinion of Purchaser, necessary or proper in order that the obligations of the Sellers under such Delayed Transfer Assets may be performed in such manner that the value of such Delayed Transfer Assets is preserved and inures to the benefit of Purchaser, and that any moneys due and payable and to become due and payable to Purchaser in and under such Delayed Transfer Assets are received by Purchaser. The Sellers shall promptly pay to Purchaser all moneys collected by or paid to the Sellers in respect of such Delayed Transfer Asset, net of any amounts owed to a third party under a Delayed Transfer Asset that is not otherwise paid by Purchaser.

8.9 Corporate Name Change. Within ten (10) Business Days following the Closing Date, each Seller shall deliver to Purchaser a duly executed and acknowledged certificate of amendment to such Seller’s organizational document which is required to change such Seller’s corporate or other entity name to a new name that is, in Purchaser’s reasonable judgment, sufficiently dissimilar to such Seller’s present name so as to avoid confusion. Within ten (10) Business Days following the Closing Date, the Sellers shall deliver to Purchaser appropriate documents, duly executed and acknowledged, which are required to change each Seller’s name to such new name in any jurisdiction in which such Seller is qualified to do business, in forms reasonably satisfactory to Purchaser.

8.10 Use of Name. The Sellers hereby agree that upon the consummation of the transactions contemplated hereby, Purchaser shall have the sole right to the use of the names “Waterlase”, “Epix” or any Trademarks containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Seller Marks”) and Sellers shall not, and shall not permit any of their respective Affiliates or Related Persons to, use any Seller Mark or any mark confusingly similar thereto. In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days following the Closing Date, the Sellers shall remove, strike over or otherwise obliterate all Seller Marks from all materials owned by the Sellers and used or displayed publicly including any sales and marketing materials, displays, signs, promotional materials and other materials. After the Closing, the Sellers shall take any additional actions reasonably requested by Purchaser, at Purchaser’s sole cost and expense, to enable Purchaser or any of its Affiliates to operate and conduct business under each Seller’s present name or names similar thereto and to qualify to do business under each Seller’s present name or names similar thereto in any state or other jurisdiction.

8.11 Transfer of Intellectual Property. If, at any time after the Closing Date, the Sellers or Purchaser, or any of their respective Affiliates, discovers that any Purchased Intellectual Property has not been transferred by the Sellers as contemplated herein, the Sellers will promptly transfer or cause to be transferred, such Purchased Intellectual Property to Purchaser or its designee in accordance with the terms of this Agreement (including by executing and delivering to Purchaser or its designee, or causing to be executed and delivered, any instruments and documents necessary to effect such transfer of such Purchased Intellectual Property); provided, that Purchaser shall not be required to pay Sellers any additional compensation for such Purchased Intellectual Property. Prior to any such transfer, the Sellers will hold such Purchased Intellectual Property in trust for Purchaser and pay over to Purchaser promptly any amounts or benefits received with respect to such Purchased Intellectual Property following the Closing Date. Each Seller hereby irrevocably designates and appoints Purchaser and its duly authorized Representatives as such Seller’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive such Seller’s liquidation), to act for on such Seller’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, other intellectual property registrations or filings or such other similar documents with legal force and effect as if executed by such Seller. To the extent a Seller retains moral rights under applicable Law, such Seller shall not assert such moral rights in any manner inconsistent with this Agreement.

8.12 Cooperation with Financing.

(a) Prior to the Closing, the Sellers shall and shall cause their and their officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives to use commercially reasonable efforts to provide to Purchaser all cooperation that is reasonably requested by Purchaser in connection with the Debt Financing, including: (i) assisting with the preparation of the Marketing Material; (ii) facilitating the pledging as collateral of all or any portion of the Purchased Assets (including arranging for customary releases, including releases of related guarantees, liens, and other security interests), provided that no pledge shall be effective until the Closing; (iii) delivery to Purchaser and its Debt Financing Sources of Required Information that does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information or Marketing Material not misleading in light of the circumstances in which made; (iv) assistance to Purchaser in the negotiation of definitive financing documents, including guarantee and collateral documents, and customary closing certificates as may be required by the Debt Financing Sources; and (v) providing, no later than three (3) Business Days prior to the Closing Date, all documentation and other information about the Sellers required under applicable “know your customer,” beneficial ownership, and anti-money laundering rules and regulations, including the Patriot Act, that in each case has been requested in writing by Purchaser at least ten (10) Business Days prior to the Closing Date; provided, however, that nothing in this Agreement shall require such cooperation to the extent it would interfere unreasonably with the Business or operations of the Sellers; and provided, further, that notwithstanding anything in this Agreement to the contrary, the Sellers shall not (A) be required to pay any fees (including commitment or other similar fees), reimburse any expenses, or give any indemnities or incur any Liabilities prior to the Closing, (B) have any Liability or obligation under any loan agreement, debt security or any related document or any other agreement or document related to the Debt Financing (other than any such Liabilities or obligations with respect to the Purchased Assets that become effective as of the Closing), (C) be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege or contravene any applicable Law, or (D) be required to or cause any director, officer, or employee of the Sellers to execute any document, certificate or instrument, or make any representation or warranty, in connection with the Debt Financing, except for customary authorization letters and any such contractual obligation, document, certificate or instrument that is conditioned upon, and not effective until, the consummation of the Closing.

(b) The Sellers hereby consent to the use of their respective logos in marketing materials for the Debt Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Sellers or the reputation or goodwill of the Sellers.

(c) All non-public and confidential information regarding Sellers, the Business, the Purchased Assets, and the Assumed Liabilities provided to Purchaser or its representatives pursuant to this Section 8.12 shall be kept confidential by them except for disclosure to Debt Financing Sources and such Debt Financing Sources employees, officers, attorneys, agents and advisors (in each case, on a need to know basis) as required in connection with the Debt Financing subject, in each case, to customary confidentiality protections.

(d) Purchaser may determine, in its sole discretion, to obtain equity financing (the “Equity Financing”) to fund any portion of the Purchase Price. Prior to the Closing, the Sellers shall, from time to time, as and when reasonably requested by Purchaser, cooperate with Purchaser and use reasonable best efforts in connection with Purchaser’s efforts to obtain the Equity Financing. Without limiting the generality of the foregoing, the Sellers shall use reasonable best efforts to permit Purchaser, at the sole cost of Purchaser, to (a) have reasonable access to their respective premises, books and records, during normal business hours and with reasonable prior written notice, and (b) discuss its affairs, finances and accounts with the key employees of any Seller.

8.13 Receipt of Misdirected Assets; Liabilities.

(a) From and after the Closing, if any Seller or any of its respective designees receives any right, property or asset that is a Purchased Asset, the applicable Seller shall promptly transfer or cause such designee to transfer such right, property or asset (and shall promptly endorse and deliver any such asset that is received in the form of cash, checks or other documents) to Purchaser, and such asset will be deemed the property of Purchaser held in trust by such Seller for Purchaser until so transferred. From and after the Closing, if Purchaser or any of its designees receives any right, property or asset that is an Excluded Asset, Purchaser shall promptly transfer or cause such of its designees to transfer such asset (and shall promptly endorse and deliver any such right, property or asset that is received in the form of cash, checks, or other documents) to the applicable Seller, and such asset will be deemed the property of such Seller held in trust Purchaser for such Seller until so transferred. From and after the Closing, if any Seller or Purchaser determines that any right, property or asset that was previously determined to be an Excluded Asset includes a dental application, then the Parties agree that such right, property or asset shall instead be treated as a Purchased Asset for all purposes under this Agreement, and the applicable Seller shall promptly transfer or cause such designee to transfer such right, property or asset (and shall promptly endorse and deliver any such asset that is received in the form of cash, checks or other documents) to Purchaser, and such asset will be deemed the property of Purchaser held in trust by such Seller for Purchaser until so transferred.

(b) From and after the Closing, if any Seller or any of its respective designees is subject to a Liability that is an Assumed Liability, then such Seller shall promptly transfer or cause such of its designees to transfer such Assumed Liability to Purchaser, and Purchaser shall assume and accept such Assumed Liability. From and after the Closing, if Purchaser or any of its designees is subject to a Liability that is an Excluded Liability, Purchaser shall promptly transfer or cause such of its designees to transfer such Excluded Liability to the applicable Seller, and such Seller shall assume and accept such Excluded Liability.

8.14 Collection of Accounts Receivable.

(a) As of the Closing Date, each Seller hereby (i) authorizes Purchaser, its Affiliates and its designees to open any and all mail addressed to any Seller relating to the Purchased Assets and delivered to the offices of the Business or otherwise to Purchaser or its Affiliates and its designees if received on or after the Closing Date and (ii) appoints Purchaser or its attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Purchaser after the Closing Date with respect to Accounts Receivable or accounts receivable relating to work performed by Purchaser or its Affiliates after the Closing, as the case may be, made payable or endorsed to any Seller or Sellers’ order, for Purchaser’s own account.

(b) As of the Closing Date, each Seller agrees that any monies, checks or negotiable instruments received by any Seller after the Closing Date with respect to Accounts Receivable or accounts receivable relating to work performed by Purchaser or its Affiliates after the Closing, as the case may be, shall be held in trust by such Seller for Purchaser’s benefit and account, and promptly upon receipt by a Seller of any such payment, such Seller shall pay over to Purchaser or its designee the amount of such payments. Each Seller will, and will cause its Affiliates to, deposit into the bank account designated by Purchaser (the “Designated AR Account”), within three (3) Business Days after receipt, all amounts received by a Seller or any of its Subsidiaries and Affiliates in respect of the Accounts Receivable. The Sellers shall, and shall cause their respective Subsidiaries and Affiliates to, deliver written instructions no later than one (1) Business Day following the Closing to all customers with Accounts Receivable to deliver all payments with respect thereto directly to the Designated AR Account. Sellers shall, and shall cause their respective Subsidiaries to, maintain their bank accounts to accept any payments in respect of the Accounts Receivable for 120 days following the Closing.

(c) Purchaser agrees that, after the Closing, it shall hold and shall promptly transfer and deliver to the Sellers or its designee, from time to time as and when received by Purchaser or its Affiliates, any cash, checks with appropriate endorsements, or other property that

Purchaser or its Affiliates may receive on or after the Closing which properly belongs to the Sellers hereunder, including any Excluded Assets.

(d) As of the Closing Date, Purchaser shall have the sole authority to bill and collect Accounts Receivable and accounts receivable relating to work performed by Purchaser or its Affiliates after the Closing.

8.15 Insurance Policies. The Sellers acknowledge and agree that Purchaser may pursue claims related to the Purchased Assets, the Business or the Assumed Liabilities, whether the events underlying such claim arose or were first discovered prior to or following the Closing, under the Insurance Policies in accordance with the terms of such Insurance Policies. The Sellers will use commercially reasonable efforts to assist Purchaser with respect to such claims. Following the Closing, each Seller shall hold each Insurance Policy for the benefit of Purchaser, shall reasonably cooperate with Purchaser in pursuing any claims thereunder, and shall pay over to Purchaser promptly any insurance proceeds paid or recovered thereunder with respect to the Purchased Assets or the Assumed Liabilities.

8.16 Audits and Findings.

(a) From the date of this Agreement until the Closing, the Sellers shall, and cause their respective Related Persons to, use commercially reasonable efforts to cooperate with Purchaser and its respective agents and representatives in connection with compliance with Purchaser’s Tax, financial, Securities and Exchange Commission (“SEC”) or other reporting requirements and audits, including (i) any filings that may be required by the SEC (including the financial statements and management’s discussions and analysis for the three (3) and nine (9) months ended September 30, 2024 and 2023 of the Sellers), under securities Laws applicable to Purchaser and (ii) any financial statements or other financial information and data that Purchaser shall reasonably request of a type and form customarily included in marketing materials for an equity or debt offering by a publicly traded company; provided, that, notwithstanding the foregoing, the Sellers shall not be obligated to produce any financial statements or other financial information or data that the Sellers did not already have an existing legal obligation to produce. Further, from the date of this Agreement until the Closing, the Sellers shall make available to Purchaser and its agents and representatives any and all books, records, information and documents that are attributable to the Purchased Assets and which are in the Sellers’ possession, if reasonably required by Purchaser and its agents and representatives in order for Purchaser to prepare such filings or financial statements, relating to the Purchased Assets or to the Sellers, meeting the requirements of Regulation S-X under the Securities Act, along with any documentation attributable to the Purchased Assets or otherwise relating to the Sellers required to complete any audit associated with such financial statements.

(b) Without limiting the generality of Section 8.16(a) from the date of this Agreement until the Closing, the Sellers shall use commercially reasonable efforts to cooperate with the independent auditors chosen by Purchaser (“Purchaser’s Auditor”) in connection with any audit by Purchaser’s Auditor of any financial statements relating to the Purchased Assets or of a Seller that Purchaser requires to comply with the requirements of the securities Laws or other Tax, financial or reporting requirements. Such cooperation will include reasonable access to the Sellers’ officers, managers, employees, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Purchaser’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements. Purchaser will reimburse the Sellers for any reasonable documented costs and documented out-of-pocket expenses incurred by the Sellers in complying with the provisions of this Section 8.16(b).

(c) Notwithstanding the foregoing, on or prior to Closing, the Sellers shall either (i) file with the SEC its quarterly report on Form 10-Q for the period ended September 30, 2024, or (ii) deliver to Purchaser the unaudited financial statements for the three and nine months ended September 30, 2024 and management’s discussions and analysis for the three (3) and nine (9) months ended September 30, 2024 and 2023 of the Sellers.

(d) For the avoidance of doubt, all of the Sellers’ obligations under this Section 8.16 shall terminate at the Closing.

Article IX

EMPLOYEES AND EMPLOYEE BENEFITS

9.1 Employment.

(a) Transferred Employees. Subject to the Sellers providing an updated Employee Census no later than twenty (20) Business Days prior to Closing, prior to the Closing, Purchaser, or an Affiliate of Purchaser, shall deliver, in writing, an offer of employment (on an “at will” basis) to those employees of the Sellers identified by Purchaser, at Purchaser’s sole discretion, on a schedule to be delivered to the Sellers no later than ten (10) Business Days prior to the Closing to commence immediately upon the day following the Closing, subject to Purchaser’s and its Affiliates’ human resources policies and standard pre-employment requirements and screenings and contingent on the offeree’s agreement to standard policies, practices, agreements and procedures. Such individuals who accept such offer by the Closing Date and commence employment with such Affiliate of Purchaser are hereinafter referred to as the “Transferred Employees.” Subject to applicable Laws, on and after the Closing Date, Purchaser or the relevant Affiliate of Purchaser employing the Transferred Employees shall have the right to reassign or dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them).

(b) Excluded Employees. Any employee of any Seller who (i) is not offered employment by Purchaser, on behalf of the Affiliate of Purchaser referenced in Section 9.1(a), prior to Closing, (ii) does not accept an offer of employment with such Affiliate of Purchaser or (iii) does not commence employment with such Affiliate of Purchaser, in each case pursuant to Section 9.1(a), is hereinafter referred to as an “Excluded Employee.”

(c) On or before the Closing, the Sellers shall provide a list of the names and sites of employment of any and all employees of the Sellers who have experienced, or will experience, an employment loss or layoff, as defined by WARN, within ninety (90) days prior to the Closing. The Sellers shall update this list up to and including the Closing.

(d) Sellers agree that, notwithstanding the terms of any noncompetition, customer non-solicit or other restrictive covenant obligation between any Seller and any of its employees, such employee shall be permitted to provide services to Purchaser and its Affiliates following the Closing, and Sellers will not seek to enforce the terms of any such restrictive covenant following the Closing with respect to such employee’s services to Purchaser and its Affiliates.

(e) Except as otherwise set forth under this Agreement, the Sellers shall retain all Employee Liabilities.

9.2 Standard Procedure. Pursuant to the “Standard Procedure” provided in Section 5 of Revenue Procedure 96‑60, 1996‑2 C.B. 399, (i) Purchaser and Sellers shall report on a predecessor/successor basis as set forth therein, (ii) Sellers will not be relieved from filing a Form W‑2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W‑2 for each such Transferred Employee only with respect to the portion of the year during which such employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such employee was employed by any Seller.

9.3 Employee Benefits.

(a) Generally. All terms and conditions of employment of the Transferred Employees shall be determined by Purchaser or its Affiliate, as applicable, in its sole discretion, including requiring that such employment offers be contingent on the applicable employee satisfying any of Purchaser’s pre-employment screening processes, including background checks or other customary pre-employment requirements.

(b) Benefits. Each Transferred Employee shall be eligible to participate in all employee benefit plans and programs of Purchaser and its Affiliates (“Purchaser Plans”) made available to similarly situated employees of Purchaser and its Affiliates, subject to the terms of the applicable Purchaser Plan.

9.4 Sole Beneficiaries. This Article IX shall operate exclusively for the benefit of the Sellers and Purchaser and not for the benefit of any other Person, including any current or former employees of the Sellers, the Excluded Employees or the Transferred Employees, which Persons shall have no rights to enforce this Article IX. Nothing in this Article IX shall: (i) entitle any Transferred Employee to employment with Purchaser or any of its Affiliates; (ii) change such Transferred Employee’s status as an employee-at-will or restrict the ability of Purchaser to terminate the service of any Transferred Employee at any time or for any reason; (iii) create any third party rights in any current or former service provider of the Sellers; (iv) constitute the establishment or adoption of or be treated as an amendment of or modification to any Seller Plan or other employee benefit plan or arrangement or restrict the ability of Purchaser, the Sellers or any of their respective Affiliates to amend, modify, discontinue or terminate any Seller Plan or other employee benefit plan or arrangement; or (v) provide any Transferred Employee with any rights to continued employment (or resumed employment) or any other matter (including level of compensation or benefits for any specified period, of any nature or kind whatsoever under or by reason of this Agreement).

Article X

CONDITIONS TO CLOSING

10.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of the Sellers set forth in Article V (other than Fundamental Representations) shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein) as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except for those representations and warranties that address matters only as of a particular date need only be true and correct in all respects as of such date) except where the failure of the representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect; provided, that the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except to the extent such Fundamental Representations expressly relate to an earlier date, in which case such Fundamental Representations shall be true and correct in all respects as of such date) except for de minimis inaccuracies;

(b) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date;

(c) there shall not have been or occurred any event, change, occurrence or circumstance that has had or which could reasonably be expected to have a Material Adverse Effect since the date of this Agreement;

(d) the Sellers Closing Certificate, certifying to the effect that the conditions specified in Section 10.1(a), Section 10.1(b) and Section 10.1(c) have been satisfied, duly executed by an officer of each Seller, solely in such capacity on behalf of such Seller, dated as of the Closing Date;

(e) there shall not be in effect any Order by a Governmental Body of competent jurisdiction (including the Bankruptcy Court) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(f) subject to Section 7.7 and Section 8.8, all Purchased Contracts to be assumed by Purchaser shall have been assigned by the Sellers pursuant to Sections 363 and 365 of the Bankruptcy Code, and all Cure Amounts shall have been paid pursuant to Section 2.7 hereof.

10.2 Conditions Precedent to Obligations of Seller. The obligations of the Sellers to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable Law):

(a) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein) as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except for those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date, and except where the failure of the representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement;

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c) a certificate signed by an authorized officer of Purchaser, in form and substance reasonably satisfactory to the Sellers, certifying to the effect that the conditions specified in Section 10.2(a) and Section 10.2(b), duly executed by such officer, solely in such capacity on behalf of Purchaser, dated as of the Closing Date; and

(d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction (including the Bankruptcy Court) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

10.3 Conditions Precedent to Obligations of Purchaser and Sellers. The respective obligations of Purchaser and Sellers to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining (including the Bankruptcy Court), enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b) the Bankruptcy Court shall have entered the Bidding Procedures Order, and the Bidding Procedures Order shall be a Final Order; and

(c) the Bankruptcy Court shall have entered the Sale Order by the Termination Date, and the Sale Order shall be a Final Order.

10.4 Frustration of Closing Conditions. Neither Sellers nor Purchaser may rely on the failure of any condition set forth in Sections 10.1, 10.2, 10.3, as the case may be, if such failure to be satisfied was caused by such Party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Transactions.

Article XI

TAXES

11.1 Transfer Taxes. The Sellers, on the one hand, and Purchaser, on the other hand, shall each (i) be responsible for (and shall indemnify and hold harmless the other Party against) 50% of any and all Liabilities for any sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the Transactions (collectively, “Transfer Taxes”), regardless of the Person liable for such Transfer Taxes under applicable Law and (ii) timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to Transfer Taxes. The Parties will reasonably cooperate to minimize any such taxes, including with respect to delivery location.

11.2 Prorations. The Sellers shall bear all property and ad valorem Tax Liability with respect to the Purchased Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such Taxes. All other real property Taxes, personal property Taxes, or ad valorem obligations and similar recurring Taxes and fees on the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date (excluding any Transfer Taxes, which shall be governed pursuant to Section 11.1), shall be prorated between Purchaser and the Sellers as of the end of the day on the Closing Date. With respect to Taxes described in this Section 11.2, the Sellers shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one Party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 11.2 and such payment includes the other Party’s share of such Taxes, such other Party shall promptly reimburse the remitting Party for its share of such Taxes.

11.3 Purchase Price Allocation. Not later than one hundred and twenty (120) days after the Closing Date, Purchaser shall prepare and deliver to Biolase copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Purchase Price (including the Assumed Liabilities) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, as well as the methodology reflected on Schedule 11.3. Purchaser shall prepare and deliver to the Sellers from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) in accordance with the methodology reflected on Schedule 11.3 so as to report any matters on the Asset Acquisition Statement that need updating (including Purchase Price adjustments, if any). The Purchase Price for the Purchased Assets shall be allocated in accordance with the Closing Payment Allocation Schedule and the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to the Sellers, and all income Tax Returns and reports filed by Purchaser and Sellers shall be prepared consistently with such methodology. The Sellers and Purchaser, for a period of at least thirty (30) days, shall cooperate in good faith to resolve any disagreements the Sellers may have with an Asset Acquisition Statement or a Revised Statement.

11.4 Cooperation on Tax Matters.

(a) Purchaser and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

(b) Purchaser shall retain possession of all material accounting, business, financial and Tax records and information relating to the Purchased Assets or the Assumed Liabilities that are in existence on the Closing Date and transferred to Purchaser hereunder for a period of at least five (5) years from the Closing Date. Purchaser shall give the Sellers reasonable notice and an opportunity to retain any such records in the event that Purchaser determines to destroy or dispose of them after such period. In addition, from and after the Closing Date, Purchaser shall provide access to the Sellers (after reasonably detailed prior notice and during normal business hours), to the books, records, documents and other information relating to the Purchased Assets or the Assumed Liabilities as is reasonably necessary for Sellers to properly prepare for, file, prove, answer, prosecute and/or defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer.

Article XII

MISCELLANEOUS

12.1 Expenses. Except for the Break-Up Fee and as otherwise provided in this Agreement, each of the Sellers and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

12.2 Survival. Except in the case of Fraud or as expressly set forth in this Agreement to the contrary, all representations and warranties and covenants of any Party contained in this Agreement or in any certificate delivered pursuant hereto shall not survive the Closing Date and thereafter shall be of no further force and effect. Notwithstanding the foregoing, all covenants and agreements set forth in this Agreement, which by their express terms would require performance after the Closing Date, shall survive until fully performed or until such covenant or agreement expires by its terms. Notwithstanding the foregoing, that the obligations of the Parties set forth in this Article XII and Sections 3.2, 4.6, and 7.2 hereof shall survive the Closing.

12.3 Specific Performance. The Parties agree that, if any of the provisions of this Agreement or any other document contemplated by this Agreement were not performed in accordance with its specific terms or were otherwise breached by any Party, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and, therefore, the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with the terms of the Agreement in any court of competent jurisdiction without proof of damages or inadequacy of legal remedy without the posting or provision of any bond or other security, this being in addition to any other remedy to which they are entitled under, and in accordance with the terms of, this Agreement. Notwithstanding anything in this Agreement to the contrary, the Sellers shall be entitled to seek specific performance of Purchaser’s obligations to consummate the Transactions if, and only if, (i) all of the conditions set forth in Section 10.1 (other than those conditions that, by their nature, are to be satisfied at the Closing, each of which is capable of being satisfied) have been satisfied or would be waived by Biolase (on behalf of the other Sellers) at the Closing (ii) all conditions in Section 10.2 and Section 10.3 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing, each of which is capable of being satisfied and will be satisfied at Closing), (iii) Purchaser fails to complete the Closing at the time the Closing is required to have occurred, (iv) no monetary damages has been paid by or on behalf of Purchaser nor has the Good Faith Deposit been released from the Good Faith Deposit Escrow Account to the Sellers in accordance with Section 3.2(b)(ii), and (v) Biolase (on behalf of the other Sellers) has irrevocably confirmed in writing that, if specific performance is granted, then Sellers are ready, willing and able to consummate the Transactions in accordance with the terms of this Agreement. No Seller may seek specific performance to compel Purchaser to consummate the Closing if any Seller is in breach of the representations, warranties, covenants and agreements contained in this Agreement. In no event shall Purchaser be obligated to both specifically perform this Agreement and pay monetary damages to the Sellers.

12.4 Purchaser’s Designee. Prior to the Closing, Purchaser shall have the right to designate, in writing, one or more Affiliates of Purchaser (each, the “Designee”) to receive and assume, on behalf of Purchaser, any or all of the Purchased Assets or Assumed Liabilities delivered by the Sellers at the Closing pursuant to Section 4.2, and Sellers shall, upon receipt of such a designation by Purchaser, cooperate with Purchaser in assigning and delivering such Purchased Assets or Assumed Liabilities to the Designee at the Closing pursuant to the terms of this Agreement.

12.5 Governing Law; Submission to Jurisdiction; Consent to Service of Process.

(a) Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of Delaware applicable hereto.

(b) Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes, which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (ii) any and all claims relating to the foregoing will be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action; provided that, if the Bankruptcy Cases are closed pursuant to Section 350 of the Bankruptcy Code, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Court or, if such court will not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and any appellate court from any thereof for the resolution of any such claim or dispute. The Parties each hereby irrevocably waive, to the fullest extent permitted by applicable Laws, the defense of an inconvenient forum to the maintenance of any such Action. The Parties each consent to service of process by mail (in accordance with Section 12.8) or any other manner permitted by applicable Law.

12.6 Waiver of Right to Trial by Jury. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR THE ACTIONS OF ANY PARTY OR SUCH PARTY’S REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

12.7 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought; provided, however, that each of BL Acquisition, BL Acquisition II and MDO hereby appoint Biolase as their attorney-in-fact, to act for on such Seller’s behalf to execute any amendments to this Agreement. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein; provided, further, that the Xerox Provisions and any other provision of this Agreement to the extent amendment or waiver thereof would modify the substance of the Xerox Provisions may not be amended or waived without the prior written consent of the Debt Financing Sources. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

12.8 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) when sent by email of a PDF transmission (upon manual or electronic confirmation of delivery), or (c) one (1) Business Day after being sent to the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice to the other Parties in accordance with this provision):

If to the Sellers, to:

Biolase, Inc.

27042 Towne Centre Dr., Suite 270

Foothill Ranch, CA 92610

Attention: John R. Beaver

Email:

With copies to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

Four Embarcadero Center, 22nd Floor

San Francisco, CA 94111-5998

E-mail:

Attention: Joshua D. Morse

and

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94303-1115

E-mail:

Attention: Allison Leopold Tilley

If to Purchaser, to:

Sonendo, Inc.,

20601 Merit Circle

Suite 102

Laguna Hills, California 92653

E-mail:

Attention: John Bostjancic

With copies to (which shall not constitute notice):

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Christopher M. Sheaffer and Anatoliy Rozental
Email:

and

Reed Smith LLP

2850 N. Harwood Street

Suite 1500

Dallas, TX 75201

Attention: Keith Aurzada

Email:

12.9 Releases.

(a) Effective as of the Closing and subject to entry of the Sale Order (with any discrepancy between the release provided in the Sale Order, if any, and this Agreement being controlled by the Sale Order), each of the Sellers on their own behalf and on behalf of their respective past, present, and future Related Persons, Affiliates, predecessors, successors and assigns (each, a “Seller Releasing Person”) hereby unconditionally, irrevocably, and fully forever releases, remises, acquits, relinquishes, irrevocably waives, and discharges, Purchaser, and each of its predecessors, successors, assigns, Subsidiaries and Affiliates, and each of their respective former, current or future, direct or indirect, equity holders, officers, employees, directors, agents, advisory board members, representatives, owners, members, partners, employees, management companies, direct and indirect parent entities, “controlling persons” (within the meaning of federal securities law), heirs, administrators and executors, financial advisors, legal advisors, shareholders, managers, principals, consultants, accountants, attorneys, actuaries, investment bankers and other professionals in each case acting in such capacity, as applicable (collectively, the “Purchaser Released Persons”), of and from any and all claims, demands, Liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, franchises, rights, assertions, allegations, Actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, foreseen or unforeseen, accrued, unaccrued, fixed, contingent, liquidated or unliquidated, secured or unsecured, direct or derivative, matured or unmatured, pending, or threatened, including all legal and equitable theories of recovery, arising under common law, statute, or regulation or by contract or otherwise, that such Seller Releasing Persons (whether individually or collectively) ever had, now have, or may have against the Purchaser Released Persons, in each case arising or existing prior to Closing; provided that nothing herein shall release the Purchaser of its obligations under this Agreement, the Sale Order and the Ancillary Documents, or otherwise constitute a release by the Sellers or any of their Affiliates of any claims that Sellers or any of their Affiliates have in the Bankruptcy Cases. Nothing in this Section 12.9(a) shall limit Sellers’ or their respective Affiliates’ rights in the case of Fraud (but not, for the avoidance of doubt, fraudulent conveyance claims). Effective as of the Closing and subject to entry of the Sale Order (with any discrepancy between the release provided in the Sale Order, if any, and this Agreement being controlled by the Sale Order), each of the Sellers on their own behalf and on behalf of their past, present, and future predecessors, successors and assigns, covenants not to sue Purchaser or any Purchaser Released Person, or to instigate, initiate, or pursue against any of them, in any manner of judicial or administrative proceeding on such Seller’s own behalf or on behalf of any of the Sellers Releasing Persons, or any other Person, regarding or in connection with any of the claims released pursuant to this Section 12.9(a).

(b) Effective as of the Closing, Purchaser, on its own behalf and on behalf of its respective past, present, and future Related Persons, Affiliates, predecessors, successors and assigns (each, a “Purchaser Releasing Person”) hereby unconditionally, irrevocably, and fully forever releases, remises, acquits, relinquishes, irrevocably waives, and discharges, each Seller and each of its predecessors, successors, assigns, Subsidiaries and Affiliates, and each of their respective former, current or future, direct or indirect, equity holders, officers, employees, directors, agents, advisory board members, representatives, owners, members, partners, employees, management companies, direct and indirect parent entities, “controlling persons” (within the meaning of federal securities law), heirs, administrators and executors, financial advisors, legal advisors, shareholders, managers, principals, consultants, accountants, attorneys, actuaries, investment bankers and other professionals in each case acting in such capacity whether current or former, including in their capacity, as applicable (collectively, the “Seller Released Persons”), of and from any and all claims, demands, Liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, franchises, rights, assertions, allegations, Actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, foreseen or unforeseen, accrued, unaccrued, fixed, contingent, liquidated or unliquidated, secured or unsecured, direct or derivative, matured or unmatured, pending, or threatened, including all legal and equitable theories of recovery, arising under common law, statute, or regulation or by contract or otherwise, that such Purchaser Releasing Persons (whether individually or collectively) ever had, now have, or may have against the Seller Released Persons, in each case arising or existing prior to Closing; provided that nothing herein shall release the Sellers of their obligations under this Agreement, the Sale Order and the Ancillary Documents, or otherwise constitute a release by Purchaser or any of its Affiliates of any claims that Purchaser or any of its Affiliates have in the Bankruptcy Cases. Nothing in this Section 12.9(b) shall limit Purchaser’s or its respective Affiliates’ rights in the case of Fraud (but not, for the avoidance of doubt, fraudulent conveyance claims). Effective as of the, Purchaser on its own behalf and on behalf of their past, present, and future predecessors, successors and assigns, covenants not to sue the Sellers or any Seller Released Person, or to instigate, initiate, or pursue against any of them, in any manner of judicial or administrative proceeding on Purchaser’s own behalf or on behalf of any of the Purchaser Releasing Persons, or any other Person, regarding or in connection with any of the claims released pursuant to this Section 12.9(b).

12.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Any such term or provision held invalid, illegal, or incapable of being enforced only in part or degree will remain in full force and effect to the extent not held invalid, illegal, or incapable of being enforced. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, such term or provision is hereby deemed modified to give effect to the original written intent of the Parties to the greatest extent consistent with being valid and enforceable under applicable Law.

12.11 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a Party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void; provided, however, that (a) Purchaser may collaterally assign its rights hereunder to the Debt Financing Sources as required in connection with the Debt Financing and (b) Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser’s rights to purchase the Purchased Assets and assume the Assumed Liabilities) to any Affiliate of Purchaser which assignment shall not relieve Purchaser of its obligations hereunder; provided, further, that Sellers may transfer or assign such rights and obligations under this Agreement to a liquidation trust or similar vehicle under a confirmed chapter 11 plan of liquidation under the Bankruptcy Code in the Bankruptcy Cases. Upon any such permitted assignment, the references in this Agreement to Purchaser and Sellers shall also apply to any such assignee unless the context otherwise requires.

12.12 Third Party Beneficiaries; Non-Recourse. Except with respect to Purchaser’s Affiliates and Related Persons pursuant to Section 3.2(c), and the Party Affiliates pursuant to the following sentence and except that the Debt Financing Sources shall be intended third party beneficiaries of the Xerox Provisions, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement, except as expressly provided herein. Each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Persons that are expressly Parties to this Agreement or the Ancillary Documents will have any obligation hereunder or thereunder and that it has no rights of recovery hereunder or thereunder against, and no recourse hereunder or thereunder or in respect of any oral representations made or alleged to be made in connection therewith will be had against, any former, current or future Affiliate, incorporator, controlling Person, fiduciary, representative, co-owner or equity holder of Purchaser or Sellers (or any of their successors or permitted assignees) (each, a “Party Affiliate”); it being expressly agreed and acknowledged that, other than in the case of Fraud, no personal Liability whatsoever will attach to, be imposed on or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable Person under this Agreement or any Ancillary Document or the Transactions, under any documents or instruments delivered contemporaneously therewith, in respect of any oral representations made or alleged to be made in connection therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

12.13 Headings; Construction; Disclosure Schedules.

(a) The headings and captions contained in this Agreement and the Disclosure Schedule are provided for convenience only and will not affect its construction or interpretation of this Agreement or the Disclosure Schedule.

(b) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(c) Unless the express context otherwise requires:

(i) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders;

(ii) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning;

(iii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(iv) the words “hereof”, “herein” and “herewith” and words of similar import shall be construed to refer to this Agreement and the Disclosure Schedule as a whole and not to any particular provision of this Agreement or Disclosure Schedule, and article, section, paragraph, exhibit, appendix and schedule references are to the articles, sections, paragraphs, exhibits, appendices and schedules of this Agreement or Disclosure Schedule unless expressly otherwise specified herein or therein;

(v) the phrase “made available”, “provided to” or similar phrases when used in reference to a document means that the document was made available (and continuously accessible) for viewing in Sellers’ electronic data room hosted by Venue by DFN at least five (5) Business Day prior to the date hereof;

(vi) a reference to any legislation, statute, rule, standard, regulation or other Law or to any provision of any legislation shall include any amendment, substitution, modification, supplement, replacement, re-enactment and consolidation thereto;

(vii) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section;

(viii) references to any Contract (including this Agreement) are to the Contract as amended, modified, supplemented or replaced from time to time, unless otherwise stated;

(ix) all references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement;

(x) when calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(xi) if the last day of a period of time is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(xii) references herein to any gender shall include each other gender; and

(xiii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa

(d) any information set forth in one section of the Disclosure Schedule will be deemed to apply to other sections of the Disclosure Schedule to which its relevance is reasonably apparent from the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto). The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included, are or are not required to be disclosed, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a Disclosure Schedule hereto is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material). The information contained in the Disclosure Schedule hereto is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

12.14 Risk of Loss. The Sellers will bear all risk of loss occurring to or upon any portion of the Purchased Assets prior to the Closing Date. In the event that any material portion of any Purchased Assets is damaged or destroyed prior to Closing Date, then Sellers shall provide prompt written notice of such damage or destruction prior to the Closing and, thereafter, with respect to such Purchased Assets, Purchaser may, at Purchaser’s option, either (a) proceed to close notwithstanding the damage or destruction of such Purchased Assets or (b) exclude such Purchased Assets, in which event Purchaser shall not have any obligation to close if as a consequence of the exclusion of such Purchased Assets any condition to Closing in Article X would not be satisfied. If Purchaser closes notwithstanding an unrepaired or unrestored loss to a Purchased Asset, the Sellers will deliver or assign to Purchaser any insurance proceeds with respect to such damage or destruction and all claims against third parties relating thereto.

12.15 Liquidating Trustee. If at any time any Seller liquidates, its estate is converted to a case under Chapter 7 of the Bankruptcy Code, or otherwise has a trustee or other representative appointed by the Bankruptcy Court (as applicable, a “Trustee”), then (a) such Trustee will be bound to perform the obligations of such Seller and will be entitled to exercise the rights of such Seller under this Agreement, and (b) with respect to all of such Seller’s assets that are abandoned (if any) following the date hereof, such Seller grants to such Trustee a power of attorney for purposes of performing such Seller’s obligations under Section 8.8 with respect to such abandoned assets. Each Seller acknowledges and agrees that the power of attorney granted to such Trustee (if any) pursuant to the foregoing clause (b) is coupled with an interest and will be irrevocable. Further, such power of attorney will also be granted to Purchaser for purposes of performing such Seller’s obligations under Section 8.8 with respect to such abandoned assets, as determined by Purchaser, and in the event Purchaser exercises such power of attorney, the Trustee will not commit any act or take any action that is inconsistent with such exercise by Purchaser, except as requested in writing by Purchaser.

12.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Executed signature pages to this Agreement may be delivered by electronic mail and such electronic copies will be deemed as sufficient as if actual signature pages had been delivered.

12.17 Debt Financing Sources. Notwithstanding anything herein to the contrary, the Parties hereby agree that (a) no Debt Financing Sources shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 12.17 shall limit the liability or obligations of such Debt Financing Sources under the Debt Commitment Letter, any credit agreement or any other documents governing or evidencing the debt facility, any credit facilities or other financing provided by any Debt Financing Source), (b) only the Purchaser (including its permitted successors and assigns) and the other parties to the Debt Commitment Letter, any credit agreement or any other agreements governing the Debt Financing at their own direction shall be permitted to bring any claim against a Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of any such agreement, (c) no amendment or waiver of this Section 12.17 or Section 12.11 that is materially adverse to the Debt Financing Sources in their capacity as such shall be effective without the prior written consent of the Lenders to which such amendment is materially adverse, (d) the Debt Financing Sources are express and intended third party beneficiaries of this Section 12.17 or Section 12.11, (e) notwithstanding anything to the contrary in Section 12.5, except as may be set forth in any the Debt Commitment Letter, any credit agreement or any other documents governing or evidencing the debt facility, any credit facilities or other financing provided by any Debt Financing Source, any Action of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source arising out of, in connection with, or relating to the Debt Financing, or the performance of services thereunder shall be subject to the jurisdiction of a state or federal court sitting in the City of New York (Borough of Manhattan), State of New York (and any appellate court thereof), (f) any interpretation of any agreements related to the Debt Financing will be governed by, and construed and interpreted in accordance with, the laws of the State of New York, (g) no party hereto will bring, permit any of their respective controlled Affiliates to bring, or support anyone else in bringing, any such Action in any other court, and (h) the waiver of rights to trial by jury set forth in Section 12.6 applies to any such legal proceeding.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

SONENDO, INC.

By: ___/s/ John Bostjancic________________

Name: John Bostjancic

Title: Chief Financial Officer

[sIGNATURE PAGE TO ASSET PURCHASE aGREEMENT]

SELLERS:

BIOLASE, INC.

By: ___/s/ John Beaver______________________

Name: John Beaver

Title: President

BL ACQUISITION CORP.

By: ___/s/ John Beaver______________________

Name: John Beaver

Title: President

BL ACQUISITION II, INC.

By: ___/s/ John Beaver______________________

Name: John Beaver

Title: President

MODEL DENTAL OFFICE, LLC

By: ___/s/ Jennifer Bright____________________

Name: Jennifer Bright

Title: Manager

[sIGNATURE PAGE TO ASSET PURCHASE aGREEMENT]

Exhibit A

Form of Bidding Procedures Order

[Please see attached.]